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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

SFX ENTERTAINMENT, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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May 2, 2014

Dear Stockholder:

        You are invited to attend SFX Entertainment, Inc.'s Annual Meeting of Stockholders on Thursday, June 5, 2014, at 3:30 p.m. Eastern Time, at Greenberg Traurig, LLP, located in the MetLife Building, 200 Park Avenue, New York, NY 10166. The meeting will start promptly at 3:30 p.m.

        We hope that you are able to join us at the meeting, but whether or not you plan to attend in person, your vote is important and you are encouraged to vote promptly. If you are a record holder and received a paper copy of the proxy card by mail, you may sign, date and return the proxy card in the enclosed envelope. If you hold your shares through a bank or broker, you should follow the voting procedures described in the voting instruction card that has been provided by your bank or broker. If you later decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously voted.

        Details of the business to be conducted at the Annual Meeting are included in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Very truly yours,

Robert F.X. Sillerman Chief Executive Officer and Chairman of the Board of Directors

SFX Entertainment, Inc.
430 Park Avenue, 6th Floor
New York, NY 10022

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS
to be held June 5, 2014

TO THE STOCKHOLDERS OF SFX ENTERTAINMENT, INC.:

        NOTICE IS HEREBY GIVEN that the 2014 Annual Meeting of Stockholders (the "Annual Meeting") of SFX Entertainment, Inc. (the "Company"), a Delaware corporation, will be held at Greenberg Traurig, LLP, located in the MetLife Building, 200 Park Avenue, New York, NY 10166, on Thursday, June 5, 2014, at 3:30 p.m., Eastern Time, for the following purposes:

  (1)
  To elect as directors the nominees named in the proxy statement to serve as our Board of Directors for the ensuing year until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified;

  (2)
  To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014;

  (3)
  To consider and act upon a proposal to ratify and approve an amendment to our 2013 Equity Compensation Plan to increase the number of shares issuable thereunder by two million (2,000,000) shares to an aggregate of twenty million (20,000,000) shares; and

  (4)
  To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

        Only stockholders of record at the close of business on April 21, 2014 will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. Any stockholder may revoke a proxy at any time prior to its exercise by filing a later-dated proxy or a written notice of revocation with the Secretary of the Company, or by voting in person at the Annual Meeting.

IF YOUR SHARES ARE HELD BY A BANK OR BROKER, YOU MUST BRING A COPY OF A BROKERAGE STATEMENT REFLECTING YOUR STOCK OWNERSHIP AS OF THE RECORD DATE TO BE ADMITTED TO THE ANNUAL MEETING. IN ORDER TO VOTE THESE SHARES IN PERSON AT THE ANNUAL MEETING, YOU MUST ALSO PROVIDE A SIGNED PROXY FROM YOUR BANK OR BROKER GIVING YOU THE RIGHT TO VOTE THESE SHARES.

By Order of the Board of Directors

Robert F.X. Sillerman Chief Executive Officer and Chairman of the Board of Directors

New York, NY
May 2, 2014

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, YOU ARE URGED TO FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY OR VOTING INSTRUCTION CARD IN THE ENVELOPE PROVIDED.

SFX Entertainment, Inc.
430 Park Avenue, 6th Floor
New York, NY 10022

ANNUAL MEETING OF STOCKHOLDERS
to be held June 5, 2014

SFX Entertainment, Inc.
430 Park Avenue, 6th Floor
New York, NY 10022

PROXY STATEMENT

May 2, 2014

 GENERAL INFORMATION

        This proxy statement (this "Proxy Statement") is being furnished in connection with the solicitation of proxies by the Board of Directors (sometimes referred to as the "Board") of SFX Entertainment, Inc. (the "Company") for use at the 2014 Annual Meeting of Stockholders of the Company to be held at Greenberg Traurig, LLP, located in the MetLife Building, 200 Park Avenue, New York, NY 10166, on Thursday, June 5, 2014, at 3:30 p.m., Eastern Time, and any adjournments or postponements thereof (the "Annual Meeting").

        The principal executive offices of the Company are located at 430 Park Avenue, 6th Floor, New York, NY 10022. The approximate date on which this Proxy Statement and the accompanying proxy card or voting instruction card will first be sent or given to stockholders is May 2, 2014.

        At the Annual Meeting, the following proposals will be presented to the stockholders for approval:

  (1)
  To elect as directors the nominees named in this Proxy Statement to serve as our Board of Directors for the ensuing year until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified;

  (2)
  To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014;

  (3)
  To consider and act upon a proposal to ratify and approve an amendment to our 2013 Equity Compensation Plan to increase the number of shares issuable thereunder by two million (2,000,000) shares to an aggregate of twenty million (20,000,000) shares; and

  (4)
  To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

IF YOUR SHARES ARE HELD BY A BANK OR BROKER, YOU MUST BRING A COPY OF A BROKERAGE STATEMENT REFLECTING YOUR STOCK OWNERSHIP AS OF THE RECORD DATE TO BE ADMITTED TO THE ANNUAL MEETING. IN ORDER TO VOTE THESE SHARES IN PERSON AT THE ANNUAL MEETING, YOU MUST ALSO PROVIDE A SIGNED PROXY FROM YOUR BANK OR BROKER GIVING YOU THE RIGHT TO VOTE THESE SHARES.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL FOR THE
ANNUAL MEETING TO BE HELD ON JUNE 5, 2014

The Notice of Annual Meeting, Proxy Statement, Proxy Card and 2013 Annual Report are available on the internet at: http://www.cstproxy.com/sfxii/2014

        Only stockholders of record at the close of business on April 21, 2014 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had 89,379,618 shares of common stock, par value $0.001 per share (the "Common Stock"), outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock outstanding on the Record Date is entitled to one vote. There was no other class of voting securities of the Company outstanding on the Record Date. A majority of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for a quorum.

        If you hold shares of our Common Stock registered in your name at our transfer agent, Continental Stock Transfer & Trust ("Continental"), you are a stockholder of record. If you hold shares of Common Stock indirectly through a broker, bank or similar institution, you are not a stockholder of record, but instead hold shares in "street name." If you are a stockholder of record, Continental is sending these proxy materials to you directly. If you hold shares in "street name," these materials are being sent to you by the broker, bank or similar institution through which you hold your shares.

        Attendance at the Annual Meeting is generally limited to our stockholders and their authorized representatives. All stockholders must bring an acceptable form of identification, such as a driver's license, in order to attend the Annual Meeting in person. In addition, if you hold shares of Common Stock in "street name" and would like to attend the Annual Meeting, you will need to bring an account statement or other acceptable evidence of ownership of shares as of the close of business on April 21, 2014, the Record Date for the Annual Meeting. If your shares are held in "street name" in a brokerage account by a bank, broker or by another nominee, you are considered the "beneficial owner" of those shares. As the beneficial owner of those shares, you have the right to direct your broker, bank or nominee how to vote your shares. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a legal proxy from the bank, broker, or nominee that holds your shares, giving you the right to vote the shares at the meeting.

        Our Board of Directors has selected the persons named on the enclosed proxy card (the "Named Proxies") to vote all shares represented by proxy at the Annual Meeting. Shares of Common Stock represented by proxies that are properly executed, duly returned and not revoked will be voted in accordance with the instructions contained therein. If you give your proxy but do not include specific instructions on how to vote your shares, the Named Proxies will vote your shares as follows:

  •
  FOR the election of the Board of Directors' nominees for director;

  •
  FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014; and

  •
  FOR the ratification of and approval of the amendment to our 2013 Equity Compensation Plan to increase the number of shares issuable thereunder by two million (2,000,000) shares to an aggregate of twenty million (20,000,000) shares.

        If any other matter is properly presented at the Annual Meeting, the Named Proxies will have discretion to vote your shares on those matters in accordance with their best judgment. However, our Secretary has not received timely and proper notice from any stockholder of any other matter to be presented at the Annual Meeting.

        Your execution of a proxy will in no way affect your right to attend the Annual Meeting and to vote in person. Any proxy executed and returned by a stockholder may be revoked at any time prior to the Annual Meeting by written notice of revocation given to the Secretary of the Company prior to the vote to be taken at the Annual Meeting or by execution and delivery of a subsequent proxy or by voting in person at the Annual Meeting.

Broker Non-Votes and Abstentions

        Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners in advance of the Annual Meeting and such bank or broker does not have discretionary authority to vote the shares in the absence of instructions. Banks and brokers have discretionary authority to vote shares without instruction only on matters deemed "routine," such as the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014 (Proposal 2). Banks and brokers do not have discretionary authority to vote shares without instructions on matters that are deemed "non-routine," such as the election of directors (Proposal 1) or the approval of the amendment to our 2013 Equity Compensation Plan (Proposal 3). Therefore, if you do not provide voting instructions to the broker, bank or other nominee that holds your shares, your shares will not be voted in the election of directors (Proposal 1) or for or against the amendment to our 2013 Equity Compensation Plan (Proposal 3) (resulting in a broker non-vote on such proposal), but may be voted by your bank or broker, in its sole discretion, for or against the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014 (Proposal 2). Broker non-votes will be counted for purposes of determining whether a quorum exists at the Annual Meeting, but will not be counted as votes cast for or against a proposal and therefore will have no effect on the outcome of Proposal 1, which will be determined by a plurality of the votes cast, or Proposal 3, which will be determined by a majority of the votes cast.

        If you return an executed proxy card, but abstain from voting on one or more of the Company's proposals, the shares represented by your proxy will be considered present and entitled to vote for purposes of determining a quorum. However, abstentions will not be counted as votes cast and therefore will have no effect on the outcome of any proposal.

        Copies of the Company's Annual Report containing audited financial statements of the Company for the year ended December 31, 2013, are being mailed together with this Proxy Statement to all stockholders entitled to vote at the Annual Meeting.

PROPOSAL 1—ELECTION OF BOARD OF DIRECTORS

        The directors of the Company are elected annually and hold office for the ensuing year until the next Annual Meeting of Stockholders and until their successors have been duly elected and qualified. The directors are elected by a plurality of the votes cast by our stockholders. The Company's Amended and Restated Bylaws (the "Bylaws") provide that the number of directors constituting the entire Board shall be fixed from time to time exclusively by the Board of Directors. The number of directors currently fixed by the Board is ten.

        The Named Proxies have advised the Board that, unless authority is withheld, they will vote any shares represented by proxy for the election of the director nominees named below. Each of the nominees has indicated his or her willingness to serve as a director. If, at the time of the Annual Meeting, any of the nominees is not available to serve as a director (a situation we do not anticipate), the Board may nominate another person in the nominee's stead. In that unlikely event, the Named Proxies intend to vote the shares represented by them for such other person or persons as may be nominated by the Board. Alternatively, the Board may reduce the number of directors to eliminate the vacancy.

        The following table and the paragraphs following the table set forth information regarding the current ages, positions, and business experience of the current directors of the Company, all of whom are being nominated for election to the Board:

Name	Position	Age	Initial Year in Office
Robert F.X. Sillerman	Chief Executive Officer and Chairman of the Board of Directors	65	2012
D. Geoff Armstrong	Director	56	2012
Dr. Andrew N. Bazos	Director	51	2012
Jared Cohen	Director	32	2013
Pasquale Manocchia	Director	53	2013
Michael Meyer	Director	48	2013
John Miller	Director	69	2012
Joseph F. Rascoff	Director and Chief Operating Officer	68	2012
Edward Simon	Director	68	2012
Mitchell Slater	Vice Chairman of the Board of Directors	53	2012

        Robert F.X. Sillerman has been the Chairman of our Board of Directors and Chief Executive Officer since our inception. He has served as Executive Chairman of the board of directors of Viggle Inc. ("Viggle") (formerly, Function(x) Inc.), a media company, since February 2012 and as its Chief Executive Officer since June 2012. Since January 2008, he has served as director and from January 2008 to January 2013, served as Chairman and Chief Executive Officer of Circle Entertainment, Inc. ("Circle"), a company developing location-based entertainment venues. Mr. Sillerman also served as the Chief Executive Officer and Chairman of CKX, Inc., a company that owns, develops, manages and commercially uses entertainment content, from February 2005 until May 2010. From August 2000 to February 2005, Mr. Sillerman was Chairman of FXM, Inc., a private investment firm. Mr. Sillerman is the founder of FXM Asset Management, LLC, the managing member of MJX Asset Management, a company principally engaged in the management of collateralized loan obligation funds, and served as its managing member from November 2003 through April 2010. Prior to that, Mr. Sillerman served as the Executive Chairman, a member of the Office of the Chairman and a director of SFX Entertainment Inc., a company that owned and operated live entertainment venues, from its formation in December 1997 through its sale to Clear Channel Communications Inc. in August 2000. We believe that Mr. Sillerman is qualified to serve as a member of our Board of Directors because of his extensive background as an executive of companies in the entertainment and music industries.

        D. Geoff Armstrong has served on our Board of Directors since December 2012. Mr. Armstrong is currently Chief Executive Officer of 310 Partners, a private investment firm. Mr. Armstrong has been a director, since November 2003, of Nexstar Broadcasting Group, Inc., a television broadcasting company, and, since June 2001, a director of Radio One, Inc., a radio broadcasting company, both publicly held companies. From March 1999 through September 2000, Mr. Armstrong was the Chief Financial Officer of AMFM, Inc., a radio broadcasting company, publicly traded on the New York Stock Exchange until it was purchased by Clear Channel Communications Inc. in September 2000. Mr. Armstrong was also Chief Operating Officer and a director of Capstar Broadcasting Corporation, which merged with AMFM, Inc. in 1999. Additionally, he was a founder of SFX Broadcasting, which went public in 1993, and he subsequently served as Chief Financial Officer, Chief Operating Officer, and a director of that company until it was sold in 1998. We believe that Mr. Armstrong is qualified to serve as a member of our Board of Directors because of his many years of senior management experience at various public and private companies in the media and entertainment industries, including as a chief financial officer and chief operating officer, and because of his ability to provide insight into a number of areas including governance, executive compensation and corporate finance.

        Andrew N. Bazos, M.D. has served on our Board of Directors since November 2012. Dr. Bazos is an orthopedic surgeon specializing in sports medicine, arthroscopy, and knee and shoulder surgery. Dr. Bazos earned a degree with honors in biochemistry from Harvard University and graduated from Yale University School of Medicine. Following a general surgery internship at Columbia-Presbyterian Medical Center in New York City, Dr. Bazos completed his residency training at Columbia-Presbyterian's New York Orthopedic Hospital. Since that time, he has co-authored numerous clinical research projects and international presentations. Dr. Bazos completed a fellowship in Sports Medicine and Arthroscopy at NYU-Hospital for Joint Diseases in New York City in 1993. After being awarded the position of medical director and house physician for Yankee Stadium in 1989, Dr. Bazos founded Sports & Entertainment Physicians, PC, which focuses on comprehensive medical coverage for large-capacity venues in the greater New York City area. In addition to his ongoing role at Yankee Stadium providing venue coverage, Dr. Bazos and his company have served in a similar capacity at Madison Square Garden since 1990 and the US Open Tennis Championships since 2011. Dr. Bazos has also served as Tournament Physician at the Big East Basketball Championships since 2006. Dr. Bazos is a partner at Western Connecticut Orthopedic Specialists, PC and since 1993 has served as an Associate Clinical Professor of Orthopedic Surgery in the Sports Medicine Department at NYU-Hospital for Joint Diseases in New York City, where he maintains operating privileges. We believe that Dr. Bazos is qualified to serve as a member of our Board of Directors because of his expertise in medicine and event safety.

        Jared Cohen has served on our Board of Directors since April 2013. He is the founder of Google Ideas, a "think/do tank" that seeks to enable new technology-driven initiatives and understand how technology can assist in confronting global challenges, and has served as a director of that company since October 2010. Mr. Cohen has been an Adjunct Senior Fellow at the Council on Foreign Relations since September 2010 and serves as a member of the National Counterterrorism Center's (NCTC) Director's Advisory Board. He previously served as a member of the Secretary of State's Policy Planning Staff and as an advisor to both Condoleezza Rice and Hillary Clinton from September 2006 to September 2010. Mr. Cohen is the coauthor of the New York Times' Bestseller The New Digital Age: Reshaping the Future of People, Nations, and Business. In 2013, Mr. Cohen was named one of TIME's 100 most influential people in the world. Vanity Fair named him as a member of the "Next Establishment." The Washington Post and Harvard University's Kennedy School of Government named him one of six "Top American Leaders," and Foreign Policy listed him as one of the "Top 100 Global Thinkers." We believe that Mr. Cohen is qualified to serve as a member of our Board of Directors because of his expertise in digital media and technology and international relations.

        Pasquale Manocchia has served on our Board of Directors since November 2013. Since 1994, Mr. Manocchia has served as the chief executive officer of LAPALESTRA Center for Preventative Medicine, a private health center, and L.P.M.G. LLC, a design and management company. Mr. Manocchia has over twenty years of experience in the health and fitness industry. He is a director of La Palestra Kids Foundation, a non-profit foundation designed to address early intervention into childhood health, and of White Oak Conservation Center, Inc., a non-profit organization dedicated to the conservation of endangered species. He also sits on the advisory board of the Association to Benefit Children, a children's advocacy group, and is a committee member at the Peter Jay Sharp Foundation. Mr. Manocchia served as an adjunct professor at Long Island University in 2005 and 2006 and authored two books: "Anatomy of Exercise," an anatomical training guide published in 2008, and "Anatomy of Strength Training—The Five Essential Exercises" in 2010. We believe that Mr. Manocchia is qualified to serve as a member of our Board of Directors because of his expertise and knowledge in safety and health generally and his entrepreneurial experience, including his ownership and management of private companies.

        Michael Meyer has served on our Board of Directors since May 2013. He is a Partner and Head of Sales and Trading at The Seaport Group, a position he has held since 2009. The Seaport Group provides investment banking, research and analysis, and institutional sales and trading services. From 2008 to 2009, Mr. Meyer was employed as Director at UBS O'Conner, a hedge fund located in New York City. Prior to that, he served as Head of Investment Grade Trading and Sales for Bank of America from 2002 to 2007. From 1998 through 2002, Mr. Meyer was the Head of Investment Grade Bond Trading at Union Bank of Switzerland. He was also Managing Director of Credit Trading at Merrill Lynch from 1992 through 1998 and Vice-President of Credit Trading at Credit Suisse from 1988 through 1992. Mr. Meyer has served as a director for Circle, a company developing location-based entertainment venues, which is controlled by Mr. Sillerman, since 2008. We believe that Mr. Meyer is qualified to serve as a member of our Board of Directors because of his expertise in capital markets.

        John Miller has served on our Board of Directors since October 2012. Since June 2004, Mr. Miller has been the Chief Investment Officer of W.P. Carey & Co. LLC, a net lease real estate company. Mr. Miller is also a founder and Non-Managing Member of StarVest Partners, L.P., a $150 million venture capital investment fund formed in 1998. Since February 2011, he has been a director of Viggle. Mr. Miller was also a director of Circle from January 2009 to August 2012. From February 2005 through January 2009, when he resigned, Mr. Miller served as a director of CKX, Inc., a company that owns, develops, manages and commercially uses entertainment content. From 1995 to 1998, Mr. Miller was President of Rothschild Ventures Inc., the private investment unit of Rothschild North America, a subsidiary of the worldwide Rothschild Group. He was also President and CEO of Equitable Capital Management Corporation, an investment advisory subsidiary of The Equitable, where he worked for 24 years beginning in 1969. We believe that Mr. Miller is qualified to serve as a member of our Board of Directors because of his expertise in finance.

        Joseph F. Rascoff has served on our board of directors since October 2012 and was named our Chief Operating Officer in June 2013. As a co-founder of The RZO Companies, an organization involved in the music industry as a tour producer and business manager, he has represented artists in recording contract negotiations, music publishing administration, licensing, royalty compliance and touring since 1978. Clients of The RZO Companies include The Rolling Stones, U2, David Bowie and Sting. From February 2011 through March 2014, he was a director and Chairman of the Audit Committee of Viggle. Since 2005, Mr. Rascoff has been a director of Van Wagner Communications, LLC, a privately held advertising and media company. From 1974 to 1978, Mr. Rascoff was an audit partner at Hurdman and Cranstoun, a predecessor accounting firm of KPMG LLP. Mr. Rascoff served as a Trustee of The University of Pennsylvania from 1992 to 1996, is on the Board of Overseers of the University of Pennsylvania Libraries, and President of the Board of Trustees of The Bishop's School, La Jolla, California, from 2005 to 2011. Mr. Rascoff is a graduate of The Wharton School, University of Pennsylvania. We believe that Mr. Rascoff is qualified to serve as a member of our Board of Directors because of his expertise in finance and accounting and his substantial familiarity with the media, artist management and entertainment industries.

        Edward Simon has served on our Board of Directors since October 2012. Since 1998, Mr. Simon has served as President of PS Broadway Holdings, Inc., an entertainment management company providing artist services in concert production, music publishing, contract negotiations and business management. We believe that Mr. Simon is qualified to serve as a member of our Board of Directors because of his expertise in music, entertainment and related industries.

        Mitchell Slater has been the Vice Chairman of our Board of Directors since October 2012. Mr. Slater served as Chief Operating Officer of CKX, Inc. from 2005 to 2010; as Executive Vice President of FXM Investment Corporation from 2000 to 2005; and as Executive Vice President of SFX Entertainment Inc. from 1998 to 2000. Mr. Slater is the founder of De Novo Legal, a legal solutions company that focuses on document review, temporary legal staffing and electronic discovery, and from 2002 until 2011 served as a principal of that company. Mr. Slater is a former board member and current Observer to the Board of Trustees of Muhlenberg College, a member of the Board of Trustees of The Garden School, a private college prepatory school in Jackson Heights, New York, and former

President and current member of the board of directors of Lifebeat, a non-profit music organization that fosters HIV/AIDS prevention. We believe that Mr. Slater is qualified to serve as a member of our Board of Directors because of his experience as an executive at several entertainment companies.

Required Vote

        Directors will be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting.

Recommendation of the Board of Directors

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED IN THIS PROXY STATEMENT. SHARES REPRESENTED BY PROXIES WILL BE VOTED "FOR" EACH NOMINEE UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

 INFORMATION ABOUT OUR BOARD OF DIRECTORS

Board Structure

        Our governance structure combines the roles of Chairman and Chief Executive Officer. Mr. Sillerman has served as both our Chairman and Chief Executive Officer since our formation. The Board of Directors continues to believe there are important advantages to Mr. Sillerman serving in both roles at this time. Mr. Sillerman is the director most familiar with our business and industry and is best situated to propose the Board of Directors' agendas and lead board discussions on important matters. Mr. Sillerman provides a strong link between management and the Board of Directors, which promotes clear communication and enhances strategic planning and implementation of corporate strategies. Another advantage to combining the roles of Chairman and Chief Executive Officer is the clarity of leadership provided by one person representing the Company to employees, stockholders and other stakeholders. The Board of Directors has named Mr. Miller as its lead independent director.

The Role of the Board in Corporate Governance and Risk Oversight

        Pursuant to the Company's Bylaws, as amended, and the General Corporation Law of the State of Delaware, the Company's business and affairs are managed under the direction of the Board of Directors. The Board plays an important role in the governance of the Company and in directing management's overriding objective, the pursuit of long-term growth and increasing stockholder value. The responsibilities of the Board include:

  •
  Establishing the Company's strategic plan;

  •
  Establishing broad corporate policies and reviewing overall performance;

  •
  Overseeing Company management;

  •
  Management succession;

  •
  Considering topics relevant to the Company's ability to carry out its strategic plan; and

  •
  Reviewing and approving proposed major commitments of corporate resources.

        Our Board of Directors monitors our exposure to a variety of risks through our Audit Committee and Compensation Committee. Our Audit Committee charter gives the Audit Committee responsibilities and duties that include discussing with management, the internal audit department and the independent auditors our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. The Compensation Committee reviews compensation structures and programs to assure that they do not encourage excessive risk taking for compensation purposes, which could result in material adverse effects upon the Company. At meetings of the full Board of Directors, major risks are identified to Board members, and the Chairs of the Audit and Compensation Committees report on the activities of those committees.

Director Independence

        NASDAQ listing rules provide that a majority of the Company's Board of Directors must be comprised of independent directors (as defined therein). After consulting with the Nominating Committee and legal counsel, our Board determined that Messrs. Armstrong, Cohen, Manocchia, Meyer, Miller and Simon each qualify as an "independent" director under the applicable NASDAQ listing rules and that each such director is free of any relationship that would interfere with his individual exercise of independent judgment.

        Prior to 2014, Dr. Bazos was an independent director. However, in 2014 the Board determined that Dr. Bazos would no longer qualify as an "independent" director under the applicable NASDAQ listing rules due to his affiliation with Sports & Entertainment Physicians, PC, with whom we have entered into a master services agreement for the provision of advice and consultation regarding various medical issues and services (as described in the section of this Proxy Statement entitled "Certain Relationships and Related Party Transactions").

Committees of the Board of Directors

        Our Board of Directors has established three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each of these committees reports to the Board of Directors as it deems appropriate, and as the Board of Directors may request. The composition, duties and responsibilities of these committees are described below. In addition to the committees described below, we have a medical procedure and safety committee, chaired by Dr. Bazos, and a digital committee, chaired by Jared Cohen. In the future, our Board of Directors may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Audit Committee

        The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Audit Committee operates under a written charter adopted by the Board in February 2013, which is available on our website at www.sfxii.com/audit-committee-charter.

        The members of the Audit Committee are D. Geoffrey Armstrong, Michael Meyer, and John Miller. Mr. Armstrong serves as Chairman of the Audit Committee. The Board has determined that each member of the Audit Committee qualifies as independent within the meaning of the applicable NASDAQ listing rules for audit committee members as well as Section 10A-3(b)(1) of the Exchange Act. The Board has also determined that Messrs. Armstrong, Meyer, and Miller each qualify as an "audit committee financial expert" as such term is defined by the applicable rules of the Securities and Exchange Commission (the "SEC").

        The Audit Committee is responsible for, among other matters, assisting the Board of Directors in fulfilling the Board's oversight responsibility relating to: the quality and integrity of our financial statements; the financial reporting process; the systems of internal accounting and financial controls; the performance of our internal audit function; the independent auditors' qualifications, independence, performance and compensation; and our compliance with ethics policies and legal and regulatory requirements.

        The Audit Committee has the authority, in its sole discretion, to select, retain and obtain the advice and assistance of independent outside counsel and such other advisors and consultants as it deems necessary to fulfill its duties and responsibilities under its charter. The Audit Committee is authorized to set the compensation, and oversee the work, of any such outside counsel or other advisors retained by the committee.

        The Audit Committee met nine times during 2013.

Compensation Committee

        The Compensation Committee operates under a written charter adopted by the Board in February 2013, which is available on our website at www.sfxii.com/compensation-committee-charter.

        The members of the Compensation Committee are Edward Simon, Michael Meyer, and John Miller. Mr. Miller serves as Chairman of the Compensation Committee. The Board has determined that each member of the Compensation Committee qualifies as independent within the meaning of the applicable NASDAQ listing rules for compensation committee members.

        The Compensation Committee is responsible for, among other matters, reviewing key employee compensation goals, policies, plans and programs; reviewing and approving the compensation of our chief executive officer and other executive officers; reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and administering our stock plans and other incentive compensation plans.

        The Compensation Committee has the authority, in its sole discretion, to select, retain and obtain the advice of a compensation consultant as necessary to assist it with the execution of its duties and responsibilities under its charter; provided, however, that before engaging any consultant, the committee must first consider certain independence factors outlined in the NASDAQ listing rules. The Compensation Committee is authorized to set the compensation, and oversee the work, of any compensation consultant retained by the committee.

        The Compensation Committee met ten times during 2013.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board in February 2013, which is available on our website at www.sfxii.com/nom-and-corporate-governance-charter.

        The members of the Nominating and Corporate Governance Committee are Edward Simon, Michael Meyer, and John Miller. Mr. Simon serves as Chairman of the Nominating and Corporate Governance Committee. The Board has determined that each member of the Nominating and Corporate Governance Committee qualifies as independent within the meaning of the applicable NASDAQ listing rules.

        Our Nominating and Corporate Governance Committee is responsible for, among other matters, identifying individuals qualified to become members of our Board of Directors, consistent with criteria approved by our Board; overseeing the organization of our Board of Directors to discharge the Board's duties and responsibilities properly and efficiently; identifying best practices and recommending corporate governance principles; reviewing and approving any transaction between us and any related person (as defined in Item 404 of Regulation S-K); and reviewing and approving the compensation of our non-employee directors.

        The Nominating and Corporate Governance Committee has the authority, in its sole discretion, to select, retain and obtain the advice and assistance of outside counsel and such other advisors (including director search firms) as it deems necessary to fulfill its duties and responsibilities under its charter. The Nominating and Corporate Governance Committee is authorized to set the compensation, and oversee the work, of any such outside counsel or other advisors retained by the committee.

        The Nominating and Corporate Governance Committee met four times during 2013.

Director Nomination Process

        In addition to considering a director candidate's background and accomplishments, candidates are reviewed in the context of the current composition of the Board and the evolving needs of our business. Directors should have varied educational and professional experiences and backgrounds that, collectively, provide meaningful guidance and counsel to management. Diversity of background, including gender, race, ethnic or national origin, age, and experience in business, government, education, international matters and other areas relevant to the Company's business are factors in the selection process. As a company, we are committed to creating and sustaining a culture of inclusion and fairness. In addition, the Nominating and Corporate Governance Committee reviews the qualifications of the directors to be appointed to serve as members of the Audit Committee to ensure that they meet the financial literacy and sophistication requirements under NASDAQ listing rules and that at least one of them qualifies as an "audit committee financial expert" under the rules of the SEC. In 2014, our Nominating and Corporate Governance Committee recommended to the Board of Directors that all incumbent directors should be nominated for reelection.

        The Nominating and Corporate Governance Committee will consider written proposals from stockholders for director nominees. Any such nominations must be made in accordance with Sections 1.12 and 1.13 of the Company's Bylaws. For a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting, the stockholder must provide timely notice and certain information about the stockholder and the nominee to the Secretary at the Company's principal executive office. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive office of the Company not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year's annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting, or, if such meeting is announced later than the ninetieth (90th) day prior to the date of such meeting, the tenth (10th) day following the day on which public disclosure (as defined in Section 1.13 of the Bylaws) of the date of such annual meeting was first made.

        Information must be provided for (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, (iii) any affiliate or associate of such stockholder or beneficial owner, and (iv) any other person with whom such stockholder or such beneficial owner (or any of their respective affiliates or associates) is acting in concert. Each such person must provide (A) the name and address of such person (including, if applicable, the name and address that appear on the Company's books and records); and (B) the class or series and number of shares of the Company that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act), by such person, except that such person shall in all events be deemed to beneficially own any shares of any class or series of the Company as to which such person has a right to acquire beneficial ownership at any time in the future. In addition, each person must provide information relating to his or her derivative and short positions in the Company's securities, as set out in the Company's Bylaws.

        In addition, each director nominee must provide (i) the same information that the nominating stockholder is required to provide (as described above), (ii) all information relating to such proposed nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such proposed nominee's written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (iii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among any nominating stockholder, on the one hand, and each proposed nominee, his or her respective affiliates and associates and any other persons with whom such proposed nominee (or any of his or her respective affiliates and associates) is acting in concert, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such nominating stockholder were the "registrant" for purposes of such rule and the proposed nominee were a director or executive officer of such registrant, and (iv) a completed and signed questionnaire, provided by the Company's Secretary relating to any voting commitments. The Company may require any proposed nominee to furnish such other information (A) as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or (B) that could be material to a reasonable stockholder's understanding of the independence or lack of independence of such proposed nominee.

Meetings of the Board of Directors

        For the fiscal year ended December 31, 2013, there were three meetings of the Board. Each of the directors attended, in person or by telephone, more than 75% of the meetings of the Board and the committees on which he served (during the period that such director served).

        Each director is expected to make reasonable efforts to attend Board meetings, meetings of committees on which they sit and the Annual Meetings of Stockholders.

        Our independent directors also hold executive sessions at which only independent directors are present in connection with regularly scheduled Board meetings. Our independent directors held three executive sessions in 2013.

Code of Conduct

        We have adopted a Code of Conduct that applies to all of our employees, officers, and directors, including those officers responsible for financial reporting. These standards are designed to deter wrongdoing and to promote honest and ethical conduct. The Code of Conduct is available on our website at www.sfxii.com/sfx-code-of-conduct. We intend to post on our website any amendments to, or waivers from, the Code of Conduct to the extent they apply to our Chief Executive Officer, our Chief Financial Officer or any of our directors.

Certain Relationships and Related Party Transactions

        Our Code of Conduct prohibits our directors, officers and employees from entering into transactions that present actual or potential conflicts of interests. A conflict of interest can arise when an individual's private interest (or the interest of a member of his or her family) interferes, or even appears to interfere, with the interests of the Company as a whole. A conflict of interest can also arise when an employee, officer or director (or a member of his or her family) takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively.

Conflicts of interest also arise when an employee, officer or director (or a member of his or her family) receives improper personal benefits as a result of his or her position in the Company.

        Directors and officers of the Company must seek determinations and prior authorizations or approvals of potential conflicts of interest exclusively from the Board of Directors, or any committee of the Board of Directors that may be designated from time to time for such purpose. Employees who are not also officers of the Company must seek determinations and prior authorizations or approvals from the Chief Financial Officer or any other person designated by the Board from time to time for such purpose.

        Our Nominating and Corporate Governance Committee is responsible for reviewing and approving certain transactions between the Company and persons or entities that are deemed "related persons" under applicable SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). From time to time, our Board has formed special committees of all independent directors to consider related party transactions specifically involving Mr. Sillerman and/or entities with which he is affiliated, including, without limitation, review of compensation proposed to be paid to Mr. Sillerman for financial services provided by him to the Company pursuant to the terms of his employment agreement.

        The relationships and related person transactions described below are in addition to any compensation arrangements with our directors and executive officers, which are described in the section of this Proxy Statement entitled "Executive Compensation."

Viggle Inc.

        We have a shared service agreement with Viggle, a company whose chief executive officer and primary shareholder is Mr. Sillerman. The shared services agreement is for taxation, and financial processing services to the Company. For the year ended December 31, 2013, we incurred $0.6 million in expenses for services provided by Viggle. For the three months ended March 31, 2014, we incurred $0.2 million in expenses for services provided by Viggle. As of March 31, 2014, we owed Viggle $0.2 million for services provided under the shared service agreement.

        On March 10, 2014, we entered into a software license and services agreement with Viggle. Under the terms of this agreement, we paid $5.0 million for a ten-year non-exclusive, fully paid license to exploit certain audio recognition software owned by Viggle to be used in our business. Viggle is required to pay us a royalty equal to 50% of the net revenue paid to Viggle by third parties who license the audio recognition software.

Sillerman Promissory Note

        On December 31, 2012, the Company issued a promissory note to Mr. Sillerman in the principal amount of $7.0 million (the "$7.0 Million Promissory Note"). In connection with this transaction, Mr. Sillerman entered into a back-stop agreement pursuant to which he agreed to fund the entire amount of the notes offered but not subscribed for by third parties approached to purchase the notes. As consideration for the back-stop agreement, Mr. Sillerman received 100,000 warrants to purchase shares of our Common Stock at an exercise price of $.01 per share. In connection with the funding of the $7.0 Million Promissory Note, Mr. Sillerman was also issued 700,000 warrants to purchase shares of our Common Stock at an exercise price of $5.00 per share; 700,000 warrants to purchase shares of our Common Stock at an exercise price of $7.50 per share; and 700,000 warrants to purchase shares of our Common Stock at an exercise price of $10.00 per share. As discussed below, these securities were exchanged for similar securities in April 2013. The $7.0 Million Promissory Note had an interest rate of 9% per annum and a maturity date of March 31, 2013. Under the terms of the $7.0 Million Promissory Note, we were required to repay the outstanding principal and interest by (i) one-third of the amounts raised in our equity offerings and (ii) 100% of the amounts raised in debt financings over $15.0 million after December 31, 2012. Since January 1, 2013, we paid Mr. Sillerman $7.0 million in principal and $0.1 million in interest under the $7.0 Million Promissory Note. As of April 3, 2013, the entire promissory note had been repaid.

Sillerman Guarantee

        On March 15, 2013, Mr. Sillerman entered into a guarantee (the "Sillerman Guarantee") with Barclays Bank PLC (the "Lender"), as collateral agent, for the benefit of the other lender parties, in which he personally guaranteed all our obligations under our then existing term loan facility (the "Term Loan Facility"). On June 5, 2013, the Term Loan Facility was amended to increase the facility amount by $15.0 million, to a total of $64.5 million. On August 20, 2013, the Term Loan Facility was again amended to further increase the facility by $10.5 million, to a total of $75.0 million. In connection with the June 5, 2013 and August 20, 2013 amendments to the Term Loan Facility, Mr. Sillerman entered into an amendment to the Sillerman Guarantee to reaffirm his guarantee thereunder. As consideration for personally guaranteeing the obligations of the Company under the Term Loan Facility, the Board of Directors granted Mr. Sillerman the following: (i) warrants to purchase 5,500,000 shares of our Common Stock at an exercise price of $5.00 per share, (ii) warrants to purchase 750,000 shares of our Common Stock at an exercise price of $7.50 per share, (iii) warrants to purchase 1,000,000 shares of our Common Stock at an exercise price of $10.00 per share, and (iv) 1,000,000 shares of our Common Stock. In April 2013, these warrants and shares of Common Stock, including the warrants issued to Mr. Sillerman in connection with the $7.0 Million Promissory Note, as described above, were exchanged for (x) stock options to purchase 9,350,000 share of our Common Stock and (y) 1,100,000 shares of restricted stock. As consideration for personally guaranteeing the obligations of the Company for an additional $10.5 million under the Term Loan Facility, as amended, our Board of Directors approved a grant to Mr. Sillerman of 233,000 shares of restricted stock, with a value of approximately $3.0 million, which restricted shares are subject to three-year cliff vesting from the date of issuance. These shares were issued to Mr. Sillerman on October 15, 2013 under our 2013 Supplemental Equity Compensation Plan.

        In connection with our entry into that certain letter of credit and reimbursement agreement (the "Letter of Credit Agreement") with Deutsche Bank AG on December 12, 2013, in which Deutsche Bank issued an irrevocable standby letter of credit that provided the financing required for us to consummate the Rock World acquisition, Mr. Sillerman entered into an amendment to the Sillerman Guarantee, pursuant to which he personally guaranteed all of our obligations under the Letter of Credit Agreement and agreed, at all times during the term of the Letter of Credit Agreement, to deposit a minimum of $10.0 million with the Lender. The amendment to the Sillerman Guarantee, among other things, increased the aggregate amount of indebtedness, other than borrowings under the Term Loan Facility, that Mr. Sillerman is permitted to incur or guarantee from time to time to $66.0 million, in order to permit his guarantee of all of our obligations under the Letter of Credit Agreement. Our Board of Directors formed a special committee composed solely of independent directors to work with independent advisors to determine the amount and type of consideration to be paid to Mr. Sillerman as compensation for his guarantee under the Letter of Credit Agreement. On February 12, 2014, upon the cancellation of the Letter of Credit Agreement, Mr. Sillerman notified the independent committee that he would not accept compensation with respect to providing his personal guarantee.

Sports & Entertainment Physicians, PC

        On November 1, 2012, we entered into a master services agreement with Sports & Entertainment Physicians, PC ("S & E Physicians") for the provision of advice and consultation regarding various medical issues and services designed to further our goal of hosting safe festivals and events. Dr. Andrew N. Bazos, the principal and founder of S & E Physicians, is also a director of the Company and serves as Chairman of our Medical Procedure & Safety Committee. Pursuant to the terms of the master services agreement, we have agreed to pay S & E Physicians on terms to be determined, provided the charges must not exceed the amounts charged by S & E Physicians to its most favored clients. The services we have requested include advice on health, safety and medical training and staffing; consultation on contracts related to medical services; creation of plans, policies and programs to improve our provision of medical services and ensure compliance with applicable laws, regulations, and rules; work with state and local regulatory authorities; and other tasks intended to advance our objective of hosting safe festivals and events. The term of the agreement was from November 1, 2012, the effective date, until November 1, 2013, unless earlier terminated. The parties entered into an amendment, effective November 1, 2013, to extend the terms until November 1, 2014. Either party may terminate the agreement at any time with or without cause by providing 60 days' written notice to the other party. The agreement also provides that we must pay any incremental cost in S & E Physicians' medical malpractice insurance caused solely by execution of the agreement directly to S & E Physicians' insurance company. For the year ended December 31, 2013, we have incurred expenses of $0.2 million for consulting fees and reimbursable expenses. For the three months ended March 31, 2014, we have incurred expenses of $0.03 million. As of March 31, 2014, we owed S & E Physicians $0.02 million

White Oak Securities LLC

        On December 6, 2012, we closed a financing with White Oak Securities LLC ("White Oak") in which we issued 300,000 shares of common stock at a price per share of $5.00 for an aggregate purchase price of $1.5 million. Such purchase price was paid in the form of a $1.5 million principal amount promissory note having a maturity date of December 6, 2015. White Oak Securities LLC is controlled by its managing member, Timothy J. Crowhurst, who was subsequently hired as our President in June 2013. The promissory note was secured by the 300,000 shares issued to White Oak Securities LLC, and Mr. Crowhurst personally guaranteed the repayment of $375,000 of the promissory note. In connection with his hiring as our President, Mr. Crowhurst surrendered the 300,000 shares, we cancelled the promissory note, and Mr. Crowhurst was released from the personal guaranty.

Tangent Capital Partners LLC

        We had an investment banking relationship with Tangent Capital Partners LLC ("Tangent") in 2013 and 2012. Our President, Timothy J. Crowhurst, is a registered representative of Tangent. Under the arrangement with Tangent, Tangent agreed to be paid up to $1.5 million in cash upon the closing of certain financings plus fees for other services to be mutually agreed to between Tangent and us. On July 17, 2013, we entered into a letter agreement with Tangent to amend the terms of its compensation to provide that after giving effect to the payment of the fees paid and payable as of July 17, 2013, Tangent would receive the balance of its fees no later than September 30, 2013, payable upon receipt of an invoice for the amount owed, including a $150,000 financial advisory fee in connection with a previous debt offering, and relinquish its right to any additional fees. We paid Tangent $150,000 in December 2013.

Compensation Committee Interlocks and Insider Participation

        The members of the Compensation Committee serving at any time during 2013 were Edward Simon, Michael Meyer and John Miller. None of the Company's executive officers served during fiscal year 2013 or currently serve, and the Company anticipates that none will serve, as a member of the board of directors or compensation committee of any entity (other than the Company) that has one or more executive officers that serve on the Company's Board or the Compensation Committee.

 Certain Legal Proceedings

        None of our directors or executive officers, nor any associate of such individual, is involved as a plaintiff in a legal proceeding adverse to us or any of our subsidiaries.

Procedures for Contacting Directors

        The Company has adopted a procedure by which stockholders may send communications to one or more members of the Board of Directors by writing to such director(s) or to the whole Board, care of the Corporate Secretary, SFX Entertainment, Inc., 430 Park Avenue, 6th Floor, New York, NY 10022. The mailing envelope should contain a clear notation indicating that the enclosed letter is a "Board Communication" or "Director Communication." All such letters must clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

EXECUTIVE OFFICERS

Name	Age	Position
Robert F.X. Sillerman	66	Chief Executive Officer and Chairman of the Board of Directors
Joseph F. Rascoff	68	Chief Operating Officer and Director
Mitchell Slater	53	Vice Chairman
Sheldon Finkel	69	Vice Chairman
Richard Rosenstein	49	Chief Financial Officer and Executive Vice President, Corporate Strategy and Development
Timothy J. Crowhurst	38	President
Paul Greenberg	45	President
Chris Stephenson	49	Chief Marketing Officer
Howard Tytel	67	General Counsel
Robert Damon	59	Chief Accounting Officer and Senior Vice President

        Please see "Proposal 1—Election of Board of Directors" for the biographies of Messrs. Sillerman, Rascoff, Simon and Slater.

        Sheldon Finkel has been our Vice Chairman since June 2013 and previously served as our President from October 2012 to May 2013. He was Chairman and Chief Executive Officer of Sagebrush Gold Ltd. and its wholly owned subsidiary, Empire Sports & Entertainment Holdings Co., an entertainment company, from September 2010 until September 2011. Mr. Finkel is most known as an American boxing and music manager and promoter, having managed and promoted boxing fighters from 1980 until 2010. Mr. Finkel was selected by the Boxing Writers Association of America as manager of the year in 1990 and 1993. In June 2010, he was inducted into the Boxing Hall of Fame. From 2006 to 2010, Mr. Finkel was the President of Shelly Finkel Management Inc., a business specializing in the management of professional fighters, including world-class boxers such as Mike Tyson and Manny Pacquiao. In addition, from 2006 to 2010, Mr. Finkel handled a number of business ventures and negotiated opportunities for boxing heavyweight fighters Vitali and Wladmir Klitschko. Prior to his career in boxing, he was a music manager, producing the Watkins Glen Summer Jam concert in 1973, which featured the Grateful Dead, Allman Brothers and The Band.

        Richard Rosenstein has been our Executive Vice President of Corporate Strategy & Development since October 2012. He was named our Chief Financial Officer in February 2013. Prior to joining the Company, Mr. Rosenstein was Vice President at Baron Capital, Inc., a money management firm, from 2007 to 2012. Before that, he was Partner at Keel Capital Management LLC, a hedge fund, from 2004 to 2007. Prior to 2004, Mr. Rosenstein was a Managing Director at The Goldman Sachs Group, Inc., where he covered media companies in equity research, co-headed Communacopia Research and served on the stock selection committee.

        Timothy J. Crowhurst has been our President since June 2013. Prior to joining SFX, Mr. Crowhurst founded White Oak, an investment management and corporate advisory firm focused on internet, media and entertainment, in July 2012. Prior to that, Mr. Crowhurst was with Goldman, Sachs & Co. from 1999 through 2012, where, most recently, he served as a Managing Director in the Technology, Media and Telecom Group within the Investment Banking Division. Mr. Crowhurst is a Term Member of the Council on Foreign Relations, and a board member of HealthRight International, a charitable organization focused on health and human rights.

        Paul Greenberg became a President of the Company in March 2014. From November 2010 to July 2013. Mr. Greenberg served as Chief Executive Officer of CollegeHumor Media where he was responsible for the leadership, strategic development and day-to-day management of three websites, a long-form TV development division and a film production division. He also served as President of Digital for Time Inc.'s Lifestyle Group in 2010, overseeing 10 digital properties that reached a combined 16 million unique monthly visitors. As Executive Vice President & General Manager of TV Guide Digital from March 2006 to March 2010, he was named one of The Hollywood Reporter's "Top 50 Digital Power" executives of 2009. Mr. Greenberg was Senior Vice President of Business Development & Partner Relations at MediaNet from 2002 to 2006, and Vice President of Business Development & Operations at MTV Networks from 1997 to 2001.

        Chris Stephenson has been our Chief Marketing Officer since November 2012. Mr. Stephenson was most recently President and Chief Operating Officer of Viggle, a publicly traded media company, from May 2011 to November 2012. From September 2009 to May 2011, Mr. Stephenson was Chief Marketing Officer at Interscope Records, part of Universal Music Group. Mr. Stephenson was General Manager of Global Marketing for Microsoft, Inc. from March 2006 to September 2009 and was also the Senior Vice President of Marketing at House of Blues Entertainment, LLC, a live entertainment venue management company, from 1996 to 2001, where he focused on brand development and online content. Mr. Stephenson's experience also includes his role as Senior Vice President of Marketing for MTV Networks Inc., where he managed multiple award-winning international advertising campaigns, developed multiple sponsor-driven programs, including the European Music Awards.

        Howard J. Tytel has been our General Counsel since February 2012. He is also currently Counsel in the Corporate and Securities group of Reed Smith LLP. Mr. Tytel served as the Senior Executive Vice President, Director of Legal and Governmental Affairs and director of CKX, Inc. from February 2005 to February 2012, the Executive Vice President and Director of Legal and Governmental Affairs of FXM, Inc. from August 2000 to February 2005 and the Executive Vice President, General Counsel, Secretary and director of SFX Entertainment Inc. from December 1997 through August 2000.

        Robert Damon has been our Chief Accounting Officer since February 2013. Mr. Damon was the Vice President and Corporate Controller of Katz Media Group, Inc., a leading media representation firm for radio, television and digital media clients, from 1995 until 2000, when Mr. Damon was promoted to Senior Vice President and Chief Financial Officer, a position he held until 2012. Mr. Damon was also Corporate Controller at Liberty Fabrics, Inc. from 1991 to 1995 and Senior Manager of Ernst & Young from 1983 to 1991.

 EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth information concerning cash and non-cash compensation paid to our named executive officers for 2013.

Name and position	Year	Salary ($)	Bonus ($)(1)	Stock awards ($)(2)	Option awards ($)(3)	Non-equity incentive plan compensation ($)	Non-qualified deferred compensation earnings ($)	All other compensation ($)(4)	Total ($)
Robert F. X. Sillerman	2013	$1	—	$9,856,520	$20,430,000	—	—	—	$30,286,521
Chief Executive Officer	2012	—	—	—	$15,146,254	—	—	—	$15,146,254
Timothy J. Crowhurst(5)	2013	$175,000	—	—	$5,530,300	—	—	—	$5,705,300
President
Joseph F. Rascoff(6)	2013	$175,000	$122,500	—	$4,802,000	—	—	$145,234	$5,244,734
Chief Operating Officer

(1)
The amount in this column represents the bonus paid to Mr. Rascoff for 2013 pursuant to his employment agreement. This amount was paid in equal installments on a monthly basis.

(2)
The 2013 amounts disclosed reflect (i) the full grant-date fair value of Mr. Sillerman's grant of shares of restricted stock in April 2013 and October 2013, and (ii) the incremental fair value associated with conversion of warrants to restricted shares in April 2013 as discussed below under the caption "Additional Equity Grants." Grant-date fair value of the restricted stock awards was determined in accordance with FASB ASC Topic 718 by multiplying the number of shares of restricted stock awarded by the fair value of the Company's common stock on the date of grant. In accordance with FASB ASC Topic 718, the incremental fair value associated with the conversion of warrants to restricted stock was determined by subtracting the fair value of the original award on April 23, 2013 (the date of conversion) from the fair value of the converted award on April 23, 2013. The aggregate incremental fair value associated with this conversion was $1,000.

(3)
For Mr. Sillerman, the 2013 amounts disclosed reflect (i) the incremental fair value associated with conversion of warrants granted to him in 2012 into stock options with substantially the same terms in April 2013 as discussed below under the caption "Additional Equity Grants" and (ii) the grant-date fair value of warrants granted to him in 2013 plus any incremental fair value associated with the conversion of such warrants into stock options. For Mr. Crowhurst and Mr. Rascoff, the amounts disclosed reflect the grant date fair value of stock options granted in 2013, and for Mr. Rascoff this amount also includes the incremental fair value associated with the modification of certain stock options granted to him in 2012. The grant-date fair value of stock options was determined using the Black-Scholes model, in accordance with FASB ASC Topic 718. In accordance with FASB ASC Topic 718, the incremental fair value was determined by subtracting the fair value of the original award on the date of modification from the fair value of the modified award on the date of modification. Because the fair value of the original awards on the date of modification was equal to the fair value of the modified awards on the date of modification, the incremental fair value associated with the modification of each of these awards is $0. For additional information regarding the assumptions used in determining fair value using the Black Scholes pricing model, see Note 10, "Stock Based Compensation and Restricted Shares" to our audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

(4)
The amounts in this column include the value of certain perquisites provided to Mr. Rascoff, including a housing, meal and travel allowance in the amount of $140,000, as well as the cost of plane tickets provided for Mr. Rascoff for travel for himself to California, with a value of $5,234.

(5)
Mr. Crowhurst joined the Company on June 1, 2013 as our President. The amount in the "Salary" column represents the pro-rated portion of his annual base salary for the portion of the year that he was employed by the Company.

(6)
Mr. Rascoff joined the Company on June 1, 2013 as our Chief Operating Officer. The amount in the "Salary" column represents the pro-rated portion of this annual base salary for the portion of the year that he was employed by the Company. Compensation that Mr. Rascoff received in 2013 prior to June 1 in connection with his service on the Board of Directors is set forth in "Director Compensation" below. Following June 1, 2013, Mr. Rascoff was compensated only for his role as Chief Operating Officer of the Company and no longer received any compensation for his role as a director of the Company.

Components of Compensation for Executive Officers

        Our Compensation Committee has the authority and responsibility to approve the compensation of our Chief Executive Officer and our other executive officers. Our Compensation Committee intends for all elements of our compensation program to work together to attract, motivate and retain the executive, managerial and professional talent needed to achieve our corporate strategy, goals and objectives, and we are committed to the principles inherent in paying for performance. As a result of this focus, the key elements of executive compensation at this time for our named executive officers are base salary (other than with respect to Mr. Sillerman) and long-term incentive awards.

        In considering appropriate levels of compensation for our executives, we take into account the extent to which existing incentives, including each executive's existing stock ownership in us and the existence or lack of any vesting provisions or restrictions on resale with respect thereto, provide a sufficient degree of economic incentive to continue our success. The Company has not engaged a compensation consultant but we expect that the Compensation Committee may engage a consultant in 2014 or thereafter to assist in setting officer compensation. In addition, we consider other factors, including but not limited to:

  •
  the individual's background, training, education and experience;

  •
  the individual's role with us and the compensation paid to individuals in similar roles in the companies we consider to have characteristics similar to ours;

  •
  the market demand for specific expertise possessed by the individual;

  •
  the goals and expectations for the individual's position and his or her success in achieving these goals; and

  •
  a comparison of the individual's pay to that of other individuals within the Company with similar title, role, experience and capabilities.

Base Salary

        The Compensation Committee reviews the base salaries of the Chief Executive Officer and other executive officers of our company, and may adjust the base salaries as it deems appropriate. The Compensation Committee has determined, at this early stage in our development, the base salary of our senior executives should be $300,000, with the exception of Mr. Sillerman and Mitchell Slater, our Vice Chairman of the Board, who have each elected to receive a base salary equal to $1. The Compensation Committee or the Board, as applicable, set all senior executive base salaries at an equal amount in order to promote a team-based environment and to preserve internal pay equity.

        The arrangement to pay a base salary of $1 was made with Mr. Sillerman at his request. As a founder of the Company, Mr. Sillerman's interests are directly tied to the interests of our stockholders, and, rather than providing him with a fixed amount of compensation on an annual basis, his compensation is tied to generating stockholder returns through growth in value of our common stock. The salaries of our other named executive officers have been set to reflect the nature and responsibility of each of their respective positions and to retain a management group with a proven track record.

Annual Incentives

        While we believe that annual incentive compensation motivates executives to achieve exemplary results, we have not adopted any formal annual incentive compensation plan for our executive officers at this time. During the formative phase in our development, we believe that we should approach compensation cautiously, particularly compensation that is related to short-term goals. Instead, the compensation committee has chosen to focus on long-term incentive compensation, which will most closely align the interests of our management team with the interests of our stockholders. The Compensation Committee has the discretion to award a bonus to any executive officer for performance during an annual performance period, but no such bonus was awarded to a named executive officer for 2013, with the exception of Mr. Rascoff, who is entitled to an annual bonus of $210,000 under his employment agreement, described in greater detail below.

Long-Term Incentives

        We grant long-term incentives to our executives in order to align their interests with the interests of our stockholders and focus their attention on creating long-term value. Long-term incentives are generally granted in the form of stock options, although we have also granted restricted shares to Mr. Sillerman. More information about the long-term incentives is included below under the caption "Equity Incentives".

Employment Arrangements

        We have entered into employment agreements with each of our most senior executives, including our named executive officers. The employment agreements outline the terms of the employment relationship, including any potential severance benefits. We believe that the employment agreements ensure that our core group of managers will be available to us on a long-term basis.

        We entered into an employment agreement with each of (i) Mr. Sillerman, dated as of October 18, 2012 and executed January 1, 2013, for his service as our Chief Executive Officer, (ii) Mr. Crowhurst, dated June 1, 2013, for his service as a President and (iii) Mr. Rascoff, dated June 3, 2013, for his service as our Chief Operating Officer. The term of the employment agreement for Mr. Sillerman is through November 17, 2017, the term of the employment agreement for Mr. Rascoff is through June 1, 2016, and the term of the employment agreement for Mr. Crowhurst is through June 1, 2018. The term of the employment agreement for Mr. Crowhurst automatically renews for an additional one-year term at the end of the initial term and each subsequent term unless notice of non-renewal is given at least 60 days prior to expiration of the term.

        Mr. Sillerman is entitled to receive an annual base salary of one dollar, Mr. Crowhurst is entitled to receive an annual base salary of $300,000, and Mr. Rascoff is entitled to receive an annual base salary of $300,000. Messrs. Sillerman and Crowhurst are each also eligible to receive an annual bonus in the discretion of our Compensation Committee. Mr. Rascoff is entitled to a minimum annual bonus of $210,000, payable in equal installments on a monthly basis. In 2013, the bonus payments to Mr. Rascoff were paid to a company controlled by Mr. Rascoff.

        Pursuant to his employment agreement, Mr. Sillerman received an initial grant of options with respect to 2,500,000 shares of our common stock at a strike price of $2.00 per share, 20% of which options vested on March 1, 2012 and 20% which vest on January 1 of each of 2014, 2015, 2016 and 2017.

        Pursuant to his employment agreement, Mr. Crowhurst received a grant of options to purchase 1,000,000 shares of our common stock at a strike price of $10.00 per share, 20% of which options vested upon the execution of the employment agreement and 20% which vest on December 31 of each of 2013, 2014, 2015 and 2016.

        Pursuant to his employment agreement, Mr. Rascoff received a grant of options to purchase 1,400,000 shares of our common stock at a strike price of $10.00 per share, one-third of which options vested upon the execution of the employment agreement and one-third of which vest on June 1 of each of 2014 and 2015. In addition, as a condition to his employment, we agreed to accelerate the vesting of options to purchase 93,750 shares of our common stock previously issued to Mr. Rascoff on December 18, 2012 in connection with his role as a director of the Company.

        The employment agreements provide that Messrs. Sillerman, Crowhurst and Rascoff are also entitled to qualify for additional equity or option grants each year, although no such grants are guaranteed.

        Under their employment agreements, Messrs. Sillerman, Crowhurst and Rascoff are entitled to participate in benefits offered by us for similarly situated employees, six weeks of vacation time per calendar year in the case of Mr. Sillerman and three weeks of vacation time per calendar year in the cases of Messrs. Crowhurst and Rascoff. In addition, the Company will reimburse Mr. Rascoff for medical and dental insurance that he has purchased for himself and his family until such time as he participates in the Company's plans. Mr. Rascoff is also entitled to a housing, meal and travel allowance of $20,000 per month and six tickets for air travel between New York and California during the first year of employment.

        Messrs. Sillerman's, Crowhurst's and Rascoff's employment agreements contain restrictive covenants with respect to non-competition, non-solicitation of customers and employees and non-disparagement (each of which remains in effect during the term of employment and for one year thereafter), and a restrictive covenant with respect to non-disclosure of confidential information (which remains in effect during the term of employment and at all times thereafter). Pursuant to our employment agreement with Mr. Sillerman, he is required to devote his time, attention, energy, knowledge, best professional efforts and skills to the duties assigned to him by us, but he is permitted to pursue other professional endeavors and investments that do not violate the terms of his employment agreement, including non-competition covenants. Mr. Sillerman is expressly permitted to engage in certain endeavors and investments which are listed in his employment agreement, and we believe that none of these endeavors or investments currently compete with us. Any other professional endeavors to be performed by Mr. Sillerman are subject to prior approval of our Board of Directors. Mr. Crowhurst and Mr. Rascoff are also permitted to engage in certain endeavors that are listed in their agreements and other endeavors pre-approved by our Board of Directors that do not compete with us. We believe that none of the endeavors currently pursued by any of our officers compete with us.

Equity Incentives

        The majority of our equity incentive compensation is granted in the form of stock options. Because an option will not have value unless the market price of our common stock increases, we believe that granting stock options is an effective method of motivating our executive officers and other key employees to manage our Company in a manner that is consistent with our long-term interests and those of our stockholders. In addition, we have made certain grants of restricted shares to Mr. Sillerman in recognition of his extraordinary service to the Company, and to retain his services.

        We grant option awards to our executive officers and key employees based upon prior performance, the importance of retaining their services and the potential for their performance to help us attain our long-term goals. However, we do not rely on a formula for the granting of awards to individual executives or employees. The number of options awarded from year to year by our Compensation Committee, on a going forward basis, may vary up or down from prior year awards based on the level of an individual executive officer's contribution to us in a particular year, determined in part on the recommendation of our Chief Executive Officer. Factors to be considered by the Compensation Committee include past grants to the individual, total compensation level (relative to other executives and relative to market data), contributions to our success during the last completed fiscal year, potential for contributions in the future, and as a component of competitive total compensation based on market data.

Formation Grants

        During our formation in 2012, our then sole director granted options to certain of our officers and employees, including Mr. Sillerman, to retain top talent and drive long-term shareholder value creation. As described above under the caption "Employment Arrangements," Mr. Sillerman was granted options to purchase 2,500,000 shares with an exercise price of $2.00 per share, which in the view of management and subsequently our Compensation Committee, represented the fair market value of our common stock at the time of grant. These options vest in five equal installments of 500,000 shares each, commencing on the date of grant and then on January 1 of each year starting January 1, 2014, and have a term not exceeding ten years. These option grants were subsequently reviewed and ratified by our Compensation Committee.

        While some of the grants that we made in 2012 in connection with our formation were documented at a later date in 2012, some were not fully documented until 2013. As a result of the concerns with respect to contemporaneous documentation of the option grants, we recorded compensation expense with respect to these option grants at the time it was believed that the documentation of such grants met all key criteria under ASC 718 and could be evidenced (referred to as the measurement date). In some cases this was 2013, and accordingly, our financial statements for 2012 contain no expense related to those stock option awards. The fair value of common stock on the measurement date has been used solely to record compensation expense in our consolidated financial statements.

Additional Equity Grants

        In addition to the grants made to Mr. Sillerman in connection with our formation, we have issued Mr. Sillerman certain awards of options and restricted shares in recognition of our performance under his leadership, his individual performance achievements, including with respect to our acquisitions, providing structuring advice, guaranteeing borrowings under our Term Loan Facility, and supporting our capital raising activities, and to encourage his retention with us, including through our transition to a public company.

        Mr. Sillerman was issued warrants to purchase our common stock in 2012 and 2013. The December 2012 warrant grants were issued to Mr. Sillerman in connection with the issuance to him of a $7.0 million promissory note and as consideration for entering into a back-stop agreement pursuant to which he agreed to purchase the entire amount of the notes offered but not subscribed for by certain of our other stockholders. The February 2013 warrant grants were issued to Mr. Sillerman as consideration for his agreement to guaranty our obligations under our future credit facility. The March 2013 warrant grant was also issued to Mr. Sillerman as consideration for providing the aforementioned guaranty.

        The below chart provides the date of issue of each warrant to Mr. Sillerman, the number of shares that may be purchased under each warrant, and the exercise price per share of each warrant.

Date of Grant	Warrants	Exercise Price Per Share
December 31, 2012	700,000	$5.00
December 31, 2012	700,000	$7.50
December 31, 2012	700,000	$10.00
December 31, 2012	100,000	$0.01
February 11, 2013	500,000	$5.00
February 11, 2013	750,000	$7.50
February 11, 2013	1,000,000	$10.00
March 12, 2013	5,000,000	$5.00

        On April 23, 2013, an independent committee of our Board of Directors agreed that the previous issuances of warrants should be exchanged for and reclassified as compensatory options to be issued under the 2013 Supplemental Equity Compensation Plan because Mr. Sillerman was providing, pursuant to his employment agreement with us, financing support to us when the warrants were first issued. The warrants described in the above chart were exchanged for options representing the same number of underlying shares at the same exercise price per share, with the exception of the December 31, 2012 grant of 100,000 warrants with an exercise price of $0.01 per share, which was exchanged for 100,000 shares of restricted common stock. In addition, 1,000,000 shares of common stock previously issued to Mr. Sillerman were exchanged for 1,000,000 shares of restricted stock. The replacement equity awards all provide for three year cliff vesting based on the date of the original issuance of the warrants and shares of common stock.

        On August 31, 2013, an independent committee of our Board of Directors recommended that Mr. Sillerman receive an additional 233,000 shares of restricted stock in connection with services provided with respect to the amendment to the Term Loan Facility, including extending his personal guarantee of an additional $10.5 million under the Term Loan Facility. On September 6, 2013, our Board of Directors approved the grant of these shares of restricted stock under the 2013 Supplemental Equity Compensation Plan. These shares of restricted stock were issued on October 15, 2013 following the closing of our initial public offering. Each of the option grants and restricted stock grants to Mr. Sillerman vest on the third anniversary of each grant or upon a change in control, subject to Mr. Sillerman's continued employment with us through such date. The options and restricted stock are also subject to accelerated vesting under certain conditions pursuant to the terms of Mr. Sillerman's employment agreement, as more fully discussed below under the caption "Potential Payments Upon Terminations of Employment or Following a Change in Control."

        In addition to the options granted to Mr. Crowhurst pursuant to his employment agreement and detailed in "Employment Arrangements" above, he received an option grant on August 14, 2013 to purchase 410,000 shares of our common stock at a strike price of $10.00 per share, 20% of which options vested on August 14, 2013 and 20% which vest on December 31 of each of 2013, 2014, 2015 and 2016. Mr. Rascoff did not receive any equity grants in 2013 other than the grants detailed in "Employment Arrangements" above.

        The option grants made to Mr. Sillerman in connection with our formation and the option grants made to Messrs. Crowhurst and Rascoff were made pursuant to our 2013 Equity Compensation Plan, as more fully discussed below under the caption "2013 Equity Compensation Plan." The additional option and restricted stock grants made to Mr. Sillerman during 2013, including the grants relating to the conversion of warrants to stock options, were made pursuant to our 2013 Supplemental Equity Compensation Plan. The terms of this plan are substantially similar to those of our 2013 Equity Compensation Plan. Following the grants made to Mr. Sillerman, we consider this plan to be terminated and do not intend to make additional issuances under the plan.

        As discussed in the section above titled "Sillerman Guarantee," on December 12, 2013, Mr. Sillerman entered into an amendment to the Sillerman Guarantee, pursuant to which he personally guaranteed all of our obligations under the Letter of Credit Agreement and agreed, at all times during the term of the Letter of Credit Agreement, to deposit a minimum of $10.0 million with the Lender. Our Board of Directors formed a special committee composed solely of independent directors that was working with independent advisors to determine the amount and type of consideration to be paid to Mr. Sillerman as compensation for his personal guarantee. Following the cancellation of the Letter of Credit Agreement on February 12, 2014, Mr. Sillerman notified the independent committee that he would not accept compensation with respect to providing his personal guarantee.

2013 Equity Compensation Plan

        Our Board of Directors has adopted, and our stockholders have approved, the 2013 Equity Compensation Plan (the "2013 Plan"). The 2013 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to our employees and any parent and subsidiary corporations' employees, and for the grant of nonstatutory stock options, restricted stock, and restricted stock units to our employees, directors and consultants and our parent and subsidiary corporations' employees and consultants. The options have a term not to exceed ten years and generally vest over various periods of up to five years. More information regarding the 2013 Plan is included below in Proposal 3: Ratification of and Approval of an Amendment to our 2013 Equity Compensation Plan.

Outstanding Equity Awards at December 31, 2013

        The following table includes certain information with respect to all equity awards that were outstanding as of December 31, 2013 for our named executive officers.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)(9)	Option Expiration Date	Number of Shares of Stock Unvested (#)		Market Value of Shares of Stock Unvested ($)(13)
Robert F.X. Sillerman	500,000	(1)	2,000,000	(1)	$2.00	3/1/2022	100,000	(10)	$1,2000,000
	—		700,000	(2)	$5.00	12/31/2019	1,000,000	(11)	$12,000,000
	—		700,000	(2)	$7.50	12/31/2019	233,000	(12)	$2,796,000
	—		700,000	(2)	$10.00	12/31/2019
	—		500,000	(3)	$5.00	2/11/2020
	—		750,000	(3)	$7.50	2/11/2020
	—		1,000,000	(3)	$10.00	2/11/2020
	—		5,000,000	(4)	$5.00	3/12/2020
Timothy J. Crowhurst	400,000	(5)	600,000	(5)	$10.00	6/1/2023
	164,000	(6)	246,000	(6)	$10.00	8/14/2023
Joseph F. Rascoff	125,000	(7)	—		$4.00	12/18/2022
	466,667	(8)	933,333	(8)	$10.00	6/1/2023

(1)
Of these options granted on March 1, 2012, 500,000 vested immediately and the remaining 2,000,000 vest in four equal installments on January 1 of each year starting January 1, 2014, subject to the grantee remaining employed with us through such dates. Our financial statements recognize these options as having been awarded in 2013 rather than in 2012. See "—Equity Incentives—Formation Grants."

(2)
These options were originally granted as warrants and were subsequently exchanged for options with substantially the same terms on April 23, 2013 as discussed above under the caption "—Equity Incentives—Additional Equity Grants." The original grant date of these awards was December 31, 2012, and they vest in full on December 31, 2015.

(3)
These options were originally granted as warrants and were subsequently exchanged for options with substantially the same terms on April 23, 2013 as discussed above under the caption "—Equity Incentives—Additional Equity Grants." The original grant date of these awards was February 11, 2013, and they vest in full on February 11, 2016.

(4)
These options were originally granted as warrants and were subsequently exchanged for an option with substantially the same terms on April 23, 2013 as discussed above under the caption "—Equity Incentives—Additional Equity Grants." The original grant date of this award was March 12, 2013, and the award vests in full on March 12, 2016.

(5)
Of these options granted on June 1, 2013, 200,000 vested immediately and the remaining 800,000 vest in four equal installments on December 31 of each year starting December 31, 2013.

(6)
Of these options granted on August 14, 2013, 82,000 vested immediately and the remaining 328,000 vest in four equal installments on December 31 of each year starting December 31, 2013.

(7)
These options were granted on December 18, 2012 to Mr. Rascoff in his capacity as a director of the Company. The vesting of these options was accelerated on June 1, 2013, in connection with the commencement of his employment with the company.

(8)
Of these options granted on June 1, 2013, 466,667 vested immediately and the remaining 933,333 vest in equal installments on June 1, 2014 and June 1, 2015.

(9)
The exercise price was determined by our Board of Directors or our Compensation Committee, as the case may be.

(10)
These shares were originally granted as warrants and were subsequently exchanged for 100,000 shares of restricted common stock on April 23, 2013 as discussed above under the caption "—Equity Incentives—Additional Equity Grants." The original grant date of this award was December 31, 2012, and the shares vest in full on December 31, 2015.

(11)
These shares were originally granted on February 11, 2013 as fully vested shares and were subsequently exchanged for 1,000,000 shares of restricted common stock on April 23, 2013, as discussed above under the caption "—Equity Incentives—Additional Equity Grants." The shares vest in full on February 11, 2016.

(12)
The shares were granted on October 15, 2013 and vest in full on October 15, 2016.

(13)
The market value of the shares listed in this column is based on the closing price of a share of our common stock on December 31, 2013, which was $12.00.

Potential Payments Upon Terminations of Employment or Following a Change in Control

        The employment agreement with Mr. Sillerman provides that, upon a termination of Mr. Sillerman's employment with us (i) by us without "cause," (ii) by Mr. Sillerman due to "constructive termination without cause," (iii) in the event of a "change of control" of the Company or (iv) resulting from the death or disability of Mr. Sillerman, subject to his execution of a release of claims, we shall make a payment to Mr. Sillerman (or his estate, as applicable) in the amount of $5.0 million, plus a payment equal to a pro-rated annual bonus based on Mr. Sillerman's prior year's bonus, if any, and we must pay costs associated with Mr. Sillerman's health and dental benefits for a period of 12 months following such termination. In addition, upon such a termination, or upon our election not to renew Mr. Sillerman's employment at the end of his term, all previously issued but unvested stock options and restricted stock issued to Mr. Sillerman shall vest.

        The employment agreement with Mr. Crowhurst provides that, upon a termination of Mr. Crowhurst's employment with us (i) by us without "cause," (ii) by Mr. Crowhurst due to "constructive termination without cause" or (iii) resulting from the death or disability of Mr. Crowhurst, subject to his execution of a release of claims, we shall make a severance payment to Mr. Crowhurst (or his estate, as applicable) in the amount equal to the lesser of twelve months current base salary or the base salary for the remaining portion of the term of his employment agreement, plus a payment equal to a pro-rated annual bonus based on Mr. Crowhurst's prior year's bonus, if any, and we must pay costs associated with Mr. Crowhurst's health and dental benefits for a period of two months following such termination. In addition, upon such a termination, or upon our election not to renew Mr. Crowhurst's employment at the end of his term, all previously issued but unvested stock options and restricted stock issued to Mr. Crowhurst shall vest.

        The employment agreement with Mr. Rascoff provides that, upon a termination of Mr. Rascoff's employment with us (i) by us without "cause," (ii) by Mr. Rascoff due to "constructive termination without cause" or (iii) resulting from the death or disability of Mr. Rascoff, subject to his execution of a release of claims, we shall make a severance payment to Mr. Rascoff (or his estate, as applicable) in the amount equal to the lesser of twelve months current base salary or the base salary for the remaining portion of the term, plus a payment equal to a pro-rated annual bonus based on Mr. Rascoff's prior year's bonus, if any. We are obligated to continue to pay the $20,000 per month expense allowance provided in his employment agreement for one year after termination of employment, and we must pay costs associated with Mr. Rascoff's health and dental benefits for a period of two months following such termination. In addition, upon such a termination, or upon our election not to renew Mr. Rascoff's employment at the end of his term, all previously issued but unvested stock options and restricted stock issued to Mr. Rascoff shall vest.

Director Compensation—Year Ended December 31, 2013

Name	Fees earned or paid in cash ($)(1)	Stock awards ($)(2)	Option awards ($)(2)	Total ($)
Edward Simon	$122,000	—	—	$122,000
Joseph F. Rascoff	$53,583	—	—	$53,583
John Miller	$131,000	—	—	$131,000
Dr. Andrew N. Bazos	$88,500	—	—	$88,500
D. Geoffrey Armstrong	$110,667	—	—	$110,667
Jared Cohen	$55,500	$18,750	$579,688	$653,938
Michael Meyer	$77,750	—	$579,688	$657,438
Pasquale Manocchia	$22,332	—	$751,682	$774,014

(1)
Represents the amounts of all fees earned or paid in cash for services as a director in 2013. Our director compensation program is described in more detail below. For Mr. Rascoff, this represents the amount he received for his services as a director prior to June 1, 2013, when he was engaged by the company to be the Chief Operating Officer. Mr. Rascoff's compensation as an executive officer of the Company is set forth above under "Executive Compensation." Following June 1, 2013, Mr. Rascoff did not receive any additional compensation with respect to his role as a director of the Company.

(2)
Represents the grant date fair value determined in accordance with FASB ASC Topic 718 for option awards granted to our non-employee directors and share awards granted to non-employee directors as a portion of the quarterly Board fees.

        Our non-employee directors held the following outstanding share awards and option awards as of December 31, 2013:

Name(1)	Outstanding stock	Outstanding option awards
Edward Simon	—	125,000
John Miller	—	125,000
Dr. Andrew N. Bazos	1,875	125,000
D. Geoffrey Armstrong	—	125,000
Jared Cohen	2,062	175,000
Michael Meyer	—	175,000
Pasquale Manocchia	—	175,000

(1)
Mr. Rascoff's outstanding option awards as of December 31, 2013 are set forth above under the caption "Outstanding Equity Awards at December 31, 2013."

        Effective as of December 18, 2012, our Board of Directors approved a compensation program pursuant to which we provide the following compensation to our non-employee directors:

  •
  quarterly payments of $18,750, half of which may be taken in the form of our common stock and issued in arrears following the close of each quarter;

  •
  $1,000 for attendance at committee meetings;

  •
  quarterly fees of $2,500 for chairmanship of each of the Compensation Committee and the Nominating and Corporate Governance Committee and $5,000 for chairmanship of the Audit Committee; and

  •
  initial grants of stock options to purchase 125,000 shares of common stock, having an exercise price of $4.00 per share. The options vest as follows: 31,250 options at the time of grant and in three equal installments of 31,250 options on the next three anniversaries of the initial grant date. In April 2013, our board revised the director compensation program so that Mr. Cohen and Mr. Meyer would receive options to purchase 175,000 shares of common stock, having an exercise price of $10.00 per share and Mr. Manocchia would receive an option to purchase 175,000 shares of our common stock at $9.03 per share. These options vest as follows: 43,750 options at the time of grant and in three equal installments of 43,750 options on the next three anniversaries of the initial grant date, subject to continued service on the Board of Directors on such dates.

        We reimburse each non-employee director for out-of-pocket expenses incurred in connection with attending our Board and committee meetings. From time to time, our Board of Directors may appoint a special committee of independent directors to consider certain actions and the members of such committee generally receive compensation approved by the Board of Directors for their service on such committee.

EQUITY COMPENSATION PLAN INFORMATION

        The table below sets forth information with respect to shares of common stock that may be issued under our equity compensation plans as of December 31, 2013:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (B)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A) (C)
Equity Plans Approved by Security Holders(1)	24,062,375	$5.92	2,737,625

(1)
Includes options issued under our (i) 2013 Equity Compensation Plan and (ii) 2013 Supplemental Equity Compensation Plan. These plans provide for the grant of incentive stock options, nonstatutory stock options, restricted stock, and restricted stock units to our employees, directors and consultants and our parent and subsidiary corporations' employees and consultants.

 SECURITY OWNERSHIP

        The following table sets forth, as of June 21, 2014, information with respect to the beneficial ownership of our common stock by:

  •
  each person known to us to be the beneficial owner of more than 5% of SFX's common stock;

  •
  each of SFX's directors and director nominees;

  •
  each of the individuals included in the Summary Compensation Table; and

  •
  all of SFX's current directors and executive officers as a group.

        The number of shares beneficially owned by each person, director, director nominee, or named executive officer is determined under rules of the SEC; this information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares for which the individual has sole or shared voting power or investment power and also any shares with respect to which the person has the right to acquire sole or shared voting or investment power on or before June 20, 2014 (60 days after April 21, 2014) through the exercise of any stock option, warrant or other right. Unless we indicate otherwise, each person has sole investment and/or voting power (or shares such powers with his or her spouse) with respect to the class of shares set forth in the following table. Unless otherwise indicated, the address of each person or entity listed below is the Company's principal executive office.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Total(1)
Robert F. X. Sillerman(2)	38,333,000	42.4%
D. Geoff Armstrong(3)	422,500	*
Pasquale Manocchia(4)	43,750	*
Andrew Bazos(5)	64,375	*
Jared Cohen(6)	89,562	*
Michael Meyer(7)	87,500	*
John Miller(8)	170,500	*
Joseph Rascoff(9)	1,058,334	1.2%
Edward Simon(10)	62,500	*
Mitchell Slater(11)	2,600,000	2.9%
Timothy J. Crowhurst(12)	2,864,000	3.2%
All Directors and Executive Officers as a Group (17 persons)	45,125,521	47.6%

*
Signifies less than 1%

(1)
Based on 89,379,618 shares outstanding at April 21, 2014. In calculating the percentage of ownership, all shares of common stock of which the identified person or group has the right to acquire beneficial ownership on or before June 20, 2014, are deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by that person or group. These shares are not, however, deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person or group.

(2)
Includes 18,209,000 shares that Mr. Sillerman holds directly or through partnerships controlled by him, and 1,000,000 shares that are subject to stock options held by Mr. Sillerman that are exercisable on or before June 20, 2014. Also includes 19,124,000 shares that are the subject of certain nominee agreements with various stockholders of the Company, which name Mr. Sillerman as nominee with respect to such shares and give him the exclusive right to (i) vote or abstain from voting such shares and (ii) make any and all dispositions with respect to such shares.

(3)
Includes: (i) exercisable options to purchase 62,500 shares and (ii) 360,000 shares subject to a nominee agreement naming Mr. Sillerman as nominee with respect to such shares.

(4)
Includes exercisable options to purchase 43,750 shares.

(5)
Includes: (i) exercisable options to purchase 62,500 shares and (ii) 1,875 shares.

(6)
Includes: (i) exercisable options to purchase 87,500 shares and (ii) 2,062 shares.

(7)
Includes exercisable options to purchase 87,500 shares.

(8)
Includes: (i) exercisable options to purchase 62,500 shares and (ii) 108,000 shares subject to a nominee agreement naming Mr. Sillerman as nominee with respect to such shares.

(9)
Includes exercisable options to purchase 1,058,334 shares.

(10)
Includes exercisable options to purchase 62,500 shares.

(11)
Includes: (i) exercisable options to purchase 600,000 shares and (ii) 2,000,000 shares subject to a nominee agreement naming Mr. Sillerman as nominee with respect to such shares.

(12)
Includes: (i) exercisable options to purchase 564,000 shares and (ii) 2,300,000 shares held of record by White Oak EDM Holdings, LLC which is controlled by Mr. Crowhurst as managing member.

        The nominee agreements described above may be terminated upon the earlier of (i) two business days after delivery by the stockholder to Mr. Sillerman, as nominee (the "Nominee"), of written notice to terminate the agreement or (ii) two business days after delivery by the Nominee to the stockholder of the Nominee's written notice of resignation as a nominee. In the event that a nominee agreement is terminated, voting and dispositive power with respect to these shares will immediately revert back to the stockholder.

        As of April 21, 2014, we know of no persons, other than those listed above, who beneficially own, as determined under rules of the SEC, more than 5% of our outstanding shares of common stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's officers, directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten-percent stockholders are required by the SEC's regulations to furnish the Company with copies of all Section 16(a) forms they file.

        Based solely on its review of the copies of such forms received by it, the Company believes that during fiscal year 2013, all reports of ownership and changes in ownership applicable to its executive officers, directors and ten-percent stockholders were filed on a timely basis.

Audit Committee Report

        Our Audit Committee consists of Messrs. Armstrong, Meyer and Miller. Mr. Armstrong serves as the chairperson of the Audit Committee. Our Board of Directors has determined that Messrs. Armstrong, Meyer and Miller each qualify as an "audit committee financial expert," as such term is defined in Item 407(d) of Regulation S-K.

        Management is responsible for the preparation, presentation and integrity of the Company's consolidated financial statements and the Company's internal control over financial reporting. The independent registered public accounting firm of Ernst & Young LLP is responsible for performing an independent audit of the Company's consolidated financial statements. Under the guidance of a written charter adopted by the Board, the purpose of the audit committee is to oversee the accounting and financial reporting processes of the Company and audits of its financial statements. The responsibilities of the Audit Committee include appointing and providing for the compensation of the registered public accounting firm.

        In this context, the Audit Committee reports as follows:

  1.
  The Audit Committee has reviewed and discussed with management the Company's audited financial statements for the year ended December 31, 2013;

  2.
  The Audit Committee also discussed with the Company's independent registered public accounting firm matters related to the conduct of the audit of the Company's financial statements and all items required by the standards of the Public Company Accounting Oversight Board (the "PCAOB"), including the Statement on Auditing Standards, No. 16, "Communications with Audit Committees," which includes, among other items, matters related to the conduct of the audit of the Company's financial statements.

  3.
  The Audit Committee also has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding such firm's communications with the Audit Committee concerning independence, and has discussed with such firm its independence;

  4.
  The Audit Committee also has considered whether the provision by Ernst & Young LLP of non-audit services to the Company is compatible with maintaining Ernst & Young LLP's independence; and

  5.
  The Audit Committee also has instructed the registered public accounting firm that the Audit Committee expects to be advised if there are any subjects that require special attention.

        Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the Company's audited financial statements referred to above be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the SEC.

Audit Committee
Michael Meyer
John Miller
Geoff Armstrong, Chairperson

        The foregoing report of the Audit Committee shall not be deemed filed with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934, nor shall such report be incorporated by reference by any general statement incorporating by reference this Proxy Statement or future filings into any filing under such Acts except to the extent that the Company specifically incorporates such report by reference.

 Audit and Non-Audit Fees

        The table set forth below lists the fees billed to the Company by Ernst & Young LLP for audit services rendered in connection with the audits of our consolidated financial statements for the years ended December 31, 2013 and 2012, and fees billed for other services rendered by Ernst & Young LLP during these periods.

Description	2013	2012
Audit fees	$6,285,255	$1,642,466
Audit related fees	2,643,063	996,352
Tax fees	274,875	—
All other fees	69,161	—
Total	$9,272,354	$2,638,818

        Audit fees include the financial statement audit, quarterly reviews, initial public offering, as well as financial statement audits required by statute for our foreign subsidiaries. Audit-related fees primarily include audit and due diligence procedures performed in connection with acquisitions. Tax fees primarily consist of federal, state, local and international tax planning and compliance. All other fees primarily consist of miscellaneous services. The Audit Committee considered, in consultation with management and the independent registered public accounting firm, whether the provision of these services is compatible with maintaining the independence of Ernst & Young LLP.

        Pursuant to the terms of its charter, the Audit Committee pre-approves all audit and permitted non-audit and tax services that may be provided by the Company's independent auditors or other registered public accounting firms, and establish policies and procedures for the committee's pre-approval of permitted services by the Company's independent auditors or other registered public accounting firms on an on-going basis.

 PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

        Upon the recommendation of our Audit Committee, the Board of Directors has appointed Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014. Although the selection of the Company's auditor does not require ratification from our stockholders, the Board has directed that the appointment of Ernst & Young LLP be submitted to stockholders for ratification due to the significance of their appointment to the Company. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. Such representative will have an opportunity to make a statement if so desired and will be available to respond to appropriate questions from stockholders.

Votes Required To Approve Proposal 2

        The number of votes cast "FOR" the proposal must exceed the number of votes cast in opposition of the proposal, provided a quorum is present.

Recommendation of the Board of Directors

        THE BOARD OF DIRECTORS, UPON THE RECOMMENDATION OF THE AUDIT COMMITTEE, RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014. PROXIES SOLICITED BY THE BOARD WILL BE VOTED "FOR" RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM UNLESS THE STOCKHOLDER SPECIFIES A CONTRARY VOTE.

PROPOSAL 3—
RATIFICATION OF AND APPROVAL OF AN AMENDMENT TO OUR 2013 EQUITY
COMPENSATION PLAN

        Prior to our initial public offering, the Board and our stockholders approved the 2013 Equity Compensation Plan (the "2013 Plan"). On April 29, 2014, our Board approved an amendment to the 2013 Plan which, if the amendment is approved and the 2013 Plan is ratified by our stockholders, will increase the number of shares of our common stock reserved for issuance by 2,000,000 shares (the "Additional Shares") from 18,000,000 shares to 20,000,000 shares. No other amendments were made to the 2013 Plan.

        Ratification of the 2013 Plan by our stockholders will also re-start the ten year period during which we may grant "incentive stock options" under the 2013 Plan and will constitute approval of terms and conditions set forth therein that will permit us to grant stock options that may continue to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

        If the amendment is not approved and the 2013 Plan is not ratified by our stockholders, the amendment will not become effective and the shares available for issuance under the 2013 Plan will remain the same, and we will either not make grants to "covered employees" (as defined in Section 162(m) of the Code) following the Reliance Period described below or will seek stockholder approval of a new equity compensation plan prior to the end of the Reliance Period.

Why We Are Seeking an Increase in Shares Available For Issuance Under the 2013 Plan

        Since the 2013 Plan's adoption, the Company has granted most of the shares initially authorized under the 2013 Plan in the course of making initial grants to a then new senior management team and rewarding them for their early successes. As of April 21, 2014, 15,616,913 shares of our common stock were reserved for outstanding stock option grants issued under the 2013 Plan (9,988,919 of which are unvested), 612,887 shares of our common stock were granted as restricted shares, and 1,770,200 shares of common stock were available for future awards to be issued under the 2013 Plan, which our Board has determined to be insufficient for the Company's growth.

        Because grants under the 2013 Plan are within the discretion of the Compensation Committee at various future dates, it is not possible as of the date of this Proxy Statement to accurately determine future benefits that will be received by our executive officers and other plan participants.

        In setting the amount of shares proposed to be added to the 2013 Plan, our Board considered both the total number of shares outstanding under existing grants and the total number of shares available for new awards under the 2013 Plan. The 16,229,800 shares subject to outstanding awards and the 1,770,200 shares available for future awards represent dilution to our outstanding shares of approximately 16.8%. Issuance of the Additional Shares would result in further dilution to our outstanding shares of approximately 1.5%, to a total of 18.3%.

        Equity awards have been and will continue to be an integral component of our overall compensation program for all of our employees and directors. While we granted awards in 2013 for 7,041,413 shares, we do not anticipate granting equity awards at the same rate in 2014 and future years, since the majority of the key members of our management team have been recruited. However, the increase in shares available for issuance under our 2013 Plan is vital for us to be able to continue to offer competitive equity compensation packages to attract and retain key employees. These objectives are key to our success in the coming years, as we continue to grow. If our stockholders do not approve this proposal, we will lack a sufficient share reserve under the 2013 Plan to make the grants of equity compensation that we will need to attract and retain a strong management team.

        Equity-based compensation is critical to create a sense of ownership in our management team, and it is an expected part of a compensation package for key employees who are joining a company in its growth phase. Equity awards incentivize our management by permitting them to share in the value that they create for our stockholders. By granting equity awards, we are able to attract and retain talent while we conserve our cash resources.

        Stock options have historically been the main type of equity award granted to our employees and directors. Stock options have value only if our stock price increases, and provides the greatest incentive for employees to increase stockholder value. The limited awards of stock or restricted stock that we have made under the 2013 Plan have been primarily to our directors in lieu of their receipt of cash board fees.

Performance-Based Compensation Under Section 162(m)

        Section 162(m) of the Code disallows a deduction to any publicly held corporation for certain compensation to "covered employees" to the extent that the compensation exceeds $1 million. If compensation qualifies as "performance-based compensation" under Section 162(m), it is not subject to the deduction limitation. This deduction limitation will not apply to grants made under the 2013 Plan until the earlier of (i) the material modification of the 2013 Plan, or (ii) our 2017 annual meeting of stockholders (the "Reliance Period"). Ratification of the 2013 Plan will permit us to grant certain equity-based awards, including stock options, that may qualify as "performance-based compensation" after the end of the Reliance Period. The Board believes that it is important to preserve our tax deduction for any award that qualifies as "performance-based compensation" beyond the Reliance Period. However, in certain circumstances the Compensation Committee or the Board may elect to grant compensation to "covered employees" that it does not intend to qualify as "performance-based compensation" under Section 162(m), and we cannot guarantee that compensation that is intended to qualify as "performance-based compensation" under Section 162(m) will ultimately be deductible.

Description of the 2013 Plan

        The 2013 Plan as proposed to be amended is otherwise unchanged from the plan as approved by the stockholders prior to our initial public offering, except for the increase in the total authorized shares thereunder. A description of the 2013 Plan is included below. This is not a complete statement of the 2013 Plan. The full text of the 2013 Plan was annexed as Exhibit 10.1 to our Registration Statement on Form S-1, filed on June 25, 2013 with the SEC, which is available at the SEC's website located at www.sec.gov. The currently proposed form of the amendment to the 2013 Plan is annexed as Appendix A to this Proxy Statement, a copy of which is also available at the SEC's website. If approved by our stockholders, the 2013 Plan, as amended, will be effective on the date of the Annual Meeting, June 5, 2014.

        Plan Administration.    Our compensation committee administers the 2013 Plan, but the Board may ratify or approve grants as it deems appropriate. Subject to the provisions of the 2013 Plan, our compensation committee has the power to (i) determine the eligible participants to whom grants will be made, (ii) determine the type, size and terms of awards, (iii) determine the time when the awards will be granted, the duration of any applicable exercise or restriction period, including criteria for exercisability and acceleration of exercisability, (iv) amend the terms of any previously issued award, and (v) address any other matters that may arise under the 2013 Plan.

        Types of Awards.    The 2013 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to our employees and any parent and subsidiary corporations' employees, and for the grant of nonstatutory stock options, stock awards, and restricted stock units.

        Eligible Participants.    All employees of SFX and its parents and subsidiaries, including officers, non-employee members of the Board, consultants and advisors are eligible to participate in the 2013 Plan. As of December 31, 2013, ten executive officers and approximately 459 other employees were eligible to participate in the 2013 Plan.

        Authorized Shares.    A total of 18,000,000 shares of our common stock have been reserved for issuance pursuant to the 2013 Plan, of which 16,229,800 shares are currently subject to issued and outstanding awards. The proposed amendment to the 2013 Plan would increase the total shares reserve for issuance pursuant to the 2013 Plan to 20,000,000. The maximum aggregate number of shares of our common stock that may be subject to awards granted to any individual during any calendar year is 3,750,000. If any options granted under the 2013 Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised, or if any stock awards or restricted stock units (including restricted stock received upon the exercise of options) are forfeited, the shares subject to such awards will be available again for issuance under the 2013 Plan.

        Stock Options.    Options granted under the 2013 Plan may be incentive stock options or non-qualified stock option. Options granted under the 2013 Plan will be exercisable at such times and upon such terms and conditions as may be determined by the compensation committee, but in no event will an option be exercisable more than ten years after the date it is granted. The exercise price of options granted under the 2013 Plan must at least be equal to the fair market value of our common stock on the date of grant. However, for incentive stock options granted to an employee who, at the time of grant, owns stock possessing 10% of the total combined voting power of all classes of our stock, the term may not exceed five years and exercise price must be no less than 110% of the fair market value of our common stock on the date of grant.

        The compensation committee determines all other terms and conditions of option awards and may accelerate the exercisability of any or all outstanding options at any time for any reason. An option award may provide that the grantee may elect to exercise all or part of the option before it otherwise becomes exercisable, provided that the shares purchased shall be subject to a repurchase right until the end of a specified restriction period, with the repurchase price equal to the lesser of (i) the exercise price and (ii) the fair market value of the shares at the time of repurchase.

        A participant may exercise an option by paying the exercise price in cash, by delivering shares of our common stock owned by the participant with a fair market value on the date of exercise equal to the exercise price, through a broker, or by such other method as the compensation committee shall approve. A participant may also settle an option on a "net basis" by taking delivery of the number of shares equal to the fair market value of the shares subject to the option less the exercise price and any applicable tax withholdings.

        After the termination of service of an employee or consultant, he or she may exercise his or her option for 90 days, provided that the option will terminate immediately upon a termination for cause. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. Certain option awards held by our senior executives shall remain exercisable until the end of the term of such option following a termination for any reason other than for cause or a voluntary resignation by the executive. However, in no event may an option be exercised later than the expiration of its term.

        Stock Awards.    Stock awards may be granted under the 2013 Plan upon such terms as the compensation committee deems appropriate. Stock awards may be issued or transferred for consideration or for no consideration, and subject to restrictions or no restrictions, as determined by the compensation committee. The compensation committee will determine the number of shares of stock granted to any employee, director, or consultant. The compensation committee may impose whatever conditions to vesting it determines to be appropriate (for example, the compensation committee may set restrictions based on the achievement of specific performance goals or continued

service to us); provided, however, that the compensation committee, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture. Prior to the lapse of any transfer restrictions, participants do not have the right to vote shares subject to stock awards or to receive dividends with respect to such shares.

        Restricted Stock Units.    Restricted stock units may be granted under the 2013 Plan upon such terms as the compensation committee deems appropriate. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one share of our common stock. The compensation committee determines the terms and conditions of restricted stock units, including the vesting criteria (which may include accomplishing specified performance criteria or continued service to us) and the form and timing of payment. Notwithstanding the foregoing, the compensation committee, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

        Withholding.    Awards granted under the 2013 Plan are subject to applicable federal, state and local tax withholding. If the compensation committee permits, a participant may elect to satisfy withholding obligations by having shares withheld up to an amount that does not exceed the participant's withholding liabilities.

        Non-Transferability of Awards.    The 2013 Plan generally does not allow for the transfer of awards except (i) by will or by the laws of descent and distribution, (ii) with respect to awards other than incentive stock options, if permitted by the compensation committee, pursuant to a domestic relations order, or (iii) as otherwise permitted by the compensation committee. Only the recipient of an award may exercise an award during his or her lifetime.

        Certain Adjustments.    In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the 2013 Plan, the compensation committee will adjust the number and class of shares that may be delivered under the 2013 Plan and/or the number, class and price of shares covered by each outstanding award, and the numerical share limits set forth in the 2013 Plan. Any fractional shares that result from such adjustment will be forfeited.

        Change of Control.    The 2013 Plan provides that in the event of a change of control, as defined under the 2013 Plan, each outstanding award will fully vest, unless otherwise determined by the compensation committee; provided that upon a change of control where we are not the surviving corporation (or we survive only as a subsidiary of another corporation), unless the compensation committee determines otherwise, all outstanding options that are not exercised shall be assumed by, or replaced with comparable options by, the surviving corporation (or a parent or subsidiary of the surviving corporation).

        Amendment; Termination.    Our compensation committee has the authority to amend, suspend or terminate the 2013 Plan; provided, however, that the compensation committee may not amend the 2013 Plan without stockholder approval if such approval is required in order to comply with the Internal Revenue Code of 1986, as amended, NASDAQ listing rules or other applicable laws. The 2013 Plan automatically terminates in 2023, unless we terminate it sooner.

U.S. Federal Income Tax Considerations

        The following general discussion of the United States federal income tax status of awards under the 2013 Plan is based on present U.S. federal tax laws and regulations and does not purport to be a complete description of the federal income tax laws. Participants may also be subject to certain foreign, state and local taxes that are not described below. This summary is not intended as tax advice and participants who receive awards under the 2013 Plan should consult with their own personal tax advisors regarding the taxation of awards granted under the 2013 Plan.

        Incentive Stock Options.    If the option is an incentive stock option, the employee will not realize income upon award or, generally, upon exercise of the option, and we will not have a deduction be available to us at either of those times. If the employee holds the common stock purchased upon the exercise of an incentive stock option for at least two years from the date of the grant and for at least one year after exercise, the employee will recognize long-term capital gain or loss, as the case may be, based on the difference between the exercise price and the proceeds of the sale. If the employee disposes of the common stock purchased pursuant to the option before the expiration of that period, any gain on the disposition, up to the difference between the option exercise price and the lesser of (i) the fair market value of the shares on the date of exercise or (ii) the price at which the shares are sold, will be taxed at ordinary rates as compensation paid to the employee, and we will be entitled to a deduction for an equivalent amount. Any amount realized by the employee in excess of the fair market value of the stock at the time of exercise will be taxed at capital gains rates

        Non-Qualified Stock Options.    If the option is a nonqualified stock option, the employee will not realize income at the time of award of the option, and we will not have a deduction available to us at that time. At the time of exercise (other than by delivery of common stock to us), the employee will realize ordinary income in an amount equal to the difference between the option exercise price and the fair market value of the shares on the date of exercise, and we will receive a tax deduction for the same amount. If the employee exercises an option by delivering common stock to us, a number of shares received by the employee equal to the number of shares so delivered will be received free of tax with a tax basis and holding period equal to the shares so delivered. The fair market value of additional shares received by the employee, less any non-stock consideration tendered, will be taxable to the employee as ordinary income, and the employee's tax basis in those shares will be their fair market value on the date of exercise increased by any non-stock consideration paid. Upon disposition, any appreciation or depreciation of the common stock after the date of exercise may be treated as capital gain or loss.

        Stock Awards and Restricted Stock Units.    We will receive a deduction and the employee will recognize taxable income equal to the fair market value of the restricted stock at the time the restrictions on the shares awarded lapse, unless the employee elects to pay such tax as may be then due not later than 30 days after the date of the transfer by us to the employee of a restricted stock award as permitted under Section 83(b) of the Internal Revenue Code, in which case both our deduction and the employee's inclusion in ordinary income occur on the award date in an amount equal to the fair market value of all shares to which the Section 83(b) election applies. We will receive a deduction and the employee will recognize taxable income equal to the fair market value of the shares (or cash) delivered in settlement of restricted stock units at the time of the delivery of shares (or cash) in settlement of a restricted stock unit award. The value of shares of common stock awarded to employees as unrestricted stock (minus the employee's purchase price, if any) will be taxable as ordinary income to those employees in the year received, and we will be entitled to a corresponding tax deduction. Depending on how long the employee holds the shares of stock, the sale or other taxable disposition of the shares will result in a capital gain or loss.

New Plan Benefits

        The amounts of future grants under the 2013 Plan are not determinable, as all grants under the 2013 Plan are at the sole discretion of our compensation committee. The following table shows the total number of options and restricted stock awards that have been granted under the 2013 Plan to the identified individuals and groups as of April 21, 2014. These awards are not subject to the approval of the amendment of the 2013 Plan by our stockholders.

Name and Position	Number of Options Granted	Number of Shares Granted
Robert Sillerman, CEO	2,500,000	0
Timothy Crowhurst, President	1,410,000	0
Joseph Rascoff, Chief Operating Officer	1,525,000	0
All Executive Officers, as a Group (10 persons)	10,410,000	0
All Non-Executive Directors, as a Group (7 persons)	1,025,000	810
All Non-Executive Officer Employees, as a Group (459 persons)	3,104,261	600,000

        On April 21, 2014, the closing market price per share of our common stock was $7.29, as reported by NASDAQ.

Vote Required To Approve Proposal 3

        The number of votes cast "FOR" the proposal must exceed the number of votes cast in opposition of the proposal, provided a quorum is present.

Recommendation of the Board of Directors

        THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE RATIFICATION OF AND APPROVAL OF AN AMENDMENT TO THE 2013 PLAN. PROXIES SOLICITED BY THE BOARD WILL BE VOTED "FOR" APPROVAL OF THE RATIFICATION OF AND APPROVAL OF AN AMENDMENT TO THE 2013 PLAN UNLESS THE STOCKHOLDER SPECIFIES A CONTRARY VOTE.

 OTHER INFORMATION

Attending the Annual Meeting

        The Annual Meeting will take place at Greenberg Traurig, LLP, located in the MetLife Building, 200 Park Avenue, New York, NY 10166, on Thursday, June 5, 2014, at 3:30 p.m., Eastern Time. If you have questions about attending the Annual Meeting, please contact Investor Relations by phone at (646) 561-6400.

Stockholder Proposals

        The Company's Bylaws provide that advance notice of a stockholder's proposal must be delivered to the Secretary of the Company at the Company's principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year's annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting, or, if such meeting is announced later than the ninetieth (90th) day prior to the date of such meeting, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made.

        A stockholder submitting a proposal pursuant to our Bylaws (outside of Rule 14a-8 of the Exchange Act), must provide: (A) the name and address of such person (including, if applicable, the name and address that appear on the Company's books and records); and (B) the class or series and number of shares of the Company that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such person, except that such person shall in all events be deemed to beneficially own any shares of any class or series of the Company as to which such person has a right to acquire beneficial ownership at any time in the future. In addition, each person must provide information relating to his or her derivative and short positions in the Company's securities, as set out in the Company's Bylaws.

        Furthermore, a stockholder submitting a proposal pursuant to our Bylaws (outside of Rule 14a-8 of the Exchange Act) must provide, as to each item of business that the stockholder proposes to bring before the annual meeting: (A) a reasonably brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of the stockholder, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration), and (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the proposing stockholders or (y) between or among any proposing stockholder and any other record or beneficial holder of the shares of any class or series of the Company (including their names) in connection with the proposal of such business by such stockholder.

        A copy of the full text of the provisions of the Company's Bylaws dealing with stockholder proposals is available to stockholders from the Secretary of the Company upon written request and an electronic copy of which is available at the SEC's website located at www.sec.gov. For business or nominations intended to be brought to the 2015 Annual Meeting of Stockholders, the notice deadline is no later than March 7, 2015 and no earlier than February 5, 2015. Stockholder proposals or director nominations submitted after this date may not be presented at the 2015 Annual Meeting of Stockholders.

        Under the rules of the SEC, stockholders who wish to submit proposals for inclusion in the Proxy Statement for the 2015 Annual Meeting of Stockholders must submit such proposals to the Company by January 2, 2015 in compliance with the requirements of Rule 14a-8 of the Exchange Act. Please address such proposals to: Secretary, SFX Entertainment, Inc., 430 Park Avenue, 6th Floor, New York, NY 10022.

Expenses and Solicitation

        All expenses in connection with this solicitation will be borne by the Company. In addition to the use of the mail, proxy solicitation may be made by telephone, telegraph and personal interview by officers, directors and employees of the Company. The Company will, upon request, reimburse brokerage houses and persons holding shares in the names of their nominees for their reasonable expenses in sending soliciting material to their principals.

Householding of Proxy Materials

        In some cases, only one copy of this Proxy Statement and our 2013 Annual Report is being delivered to multiple stockholders sharing an address. However, this delivery method, called "householding," is not being used if the Company has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement and our 2013 Annual Report to a stockholder at a shared address to which a single copy of the documents were delivered. If, at any time, you would like to receive a separate copy of our Proxy Statement and our 2013 Annual Report, we will promptly send you an additional copy upon written or oral request directed to Secretary, at our offices located at 430 Park Avenue, 6th Floor, New York, NY 10022.

Other Business

        The Board knows of no business that will be presented for consideration at the meeting other than those items stated above. If any other business should come before the Annual Meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the Named Proxies. The final results of the balloting at the 2014 Annual Meeting will appear in the Company's Current Report on Form 8-K within four business days of the meeting.

This Proxy Statement and the Company's 2013 Annual Report are available online at:
 http://www.cstproxy.com/sfxii/2014

ANNUAL REPORT AND OTHER SEC FILINGS

        Our 2013 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K are available on our corporate website http://sfxii.com under the "Investor Relations" tab. These and other SEC filings, including this Proxy Statement, are also available on the SEC's website at www.sec.gov. The Company will provide, without charge, to each person being solicited by this Proxy Statement, on the written request or telephone call of any such person, a copy of the Annual Report on Form 10-K for the year ended December 31, 2013 (as filed with the SEC), including the financial statements and schedules thereto. All such requests should be directed to Investor Relations, SFX Entertainment, Inc., 430 Park Avenue, 6th Floor, New York, New York 10022, or by calling (646) 561-6400

 YOUR VOTE IS IMPORTANT!

        You are cordially invited to attend the Annual Meeting. However, to ensure that your shares are represented at the meeting, please submit your proxy or voting instructions by mail. Please see the instructions on the proxy card and/or voting instruction card accompanying this Proxy Statement. Submitting a proxy or voting instructions will not prevent you from attending the Annual Meeting and voting in person, if you so desire, but will help the Company secure a quorum and reduce the expense of additional proxy solicitation.

Appendix A

AMENDMENT TO 2013 EQUITY COMPENSATION PLAN

        SFX Entertainment, Inc., a Delaware corporation (the "Company"), hereby adopts this Amendment (this "Amendment") to the 2013 Equity Compensation Plan (the 'Plan").

WITNESSETH

        WHEREAS, the Company's Board of Directors (the "Board") has adopted the Plan and the Company's stockholders have ratified the Plan;

        WHEREAS, the Plan currently provides that the maximum aggregate number of shares of common stock of the Company ("Company Stock") that may be issued or transferred under the Plan is 18,000,000 shares;

        WHEREAS, the Company desires to amend the Plan to increase the number of shares of Company Stock that may be issued under the Plan by 2,000,000 shares to a total of 20,000,000 shares of Company Stock; and

        WHEREAS, pursuant to Section 13 of the Plan, the Company may amend the Plan.

        NOW, THEREFORE, the Plan is hereby amended as follows:

        1.     The first sentence of Section 3 of the Plan is hereby amended in its entirety to read as follows:

          "Subject to adjustment as described below, the aggregate number of shares of common stock of the Company ("Company Stock") that may be issued or transferred under the Plan is 20,000,000 and the maximum aggregate number of shares that may be issued under the Plan as Incentive Stock Options is 20,000,000."

        2.     Except as expressly amended hereby, the Plan shall remain unchanged and in full force and effect.

        IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of the effective date written above.

SFX ENTERTAINMENT, INC.
By:
	Name:	Robert F.X. Sillerman
	Title:	Chief Executive Officer

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 FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED Signature Signature Date , 2014. Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER: SFX ENTERTAINMENT, INC. YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. To commence printing on this proxy card please sign, date and scan/email this card or simply email us your approval. SIGNATURE: DATE: TIME: Registered Qty  Broker Qty (THIS BOXED AREA DOES NOT PRINT) PRINT AUTHORIZATION Label Area 4” x 1 3/4” Please Be Sure to Mark, Sign, Date and Return Your Proxy Card in the Envelope Provided 2014 Annual Meeting of Stockholders Thursday, June 5, 2014 3:30 p.m., Eastern Time This Proxy is Solicited on Behalf of the Board of Directors X Please mark your votes like this PROXY THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES IN ITEM 1, FOR THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM IN ITEM 2, AND FOR THE APPROVAL OF THE AMENDMENT TO THE COMPANY’S 2013 EQUITY COMPENSATION PLAN IN ITEM 3. THE NAMED PROXIES ARE AUTHORIZED TO VOTE, IN ACCORDANCE WITH THEIR JUDGMENT, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF PROPOSALS 1, 2 AND 3. 3. To consider and act upon a proposal to approve an amendment to the Company’s 2013 Equity Compensation Plan to increase the number of shares issuable thereunder by two million (2,000,000) shares. NOMINEES: 1. To elect the nominees listed below to hold office until the 2015 Annual Meeting of Stockholders and until their successors are elected and qualified. 2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014. 01 Robert F.X. Sillerman 02 D. Geoff Armstrong 03 Dr. Andrew Bazos 04 Jared Cohen 05 Pasquale Manocchia FOR WITHHOLD AUTHORITY 06 Michael Meyer 07 John Miller 08 Joseph F. Rascoff 09 Edward Simon 10 Mitchell Slater FOR WITHHOLD AUTHORITY FOR WITHHOLD AUTHORITY FOR WITHHOLD AUTHORITY FOR WITHHOLD AUTHORITY FOR WITHHOLD AUTHORITY FOR WITHHOLD AUTHORITY FOR WITHHOLD AUTHORITY FOR WITHHOLD AUTHORITY FOR WITHHOLD AUTHORITY Check here if you plan to attend the meeting FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN

SFX ENTERTAINMENT, INC. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, JUNE 5, 2014 The undersigned hereby: (a) acknowledges receipt of the Notice of Annual Meeting of Stockholders of SFX Entertainment, Inc. (the “Company”) to be held on Thursday, June 5, 2014, at 3:30 p.m., Eastern Time, at Greenberg Traurig, LLP, located in the MetLife Building, 200 Park Avenue, New York, NY 10166, and the Proxy Statement in connection therewith, each dated May 2, 2014; (b) appoints Robert F.X. Sillerman and Richard Rosenstein and each of them with power of substitution, as the Named Proxies; (c) authorizes the Named Proxies to represent and vote, as designated hereon, all of the shares of Common Stock of the Company, held of record by the undersigned as of the close of business April 21, 2014, at such Annual Meeting and at any adjournment(s) thereof; and (d) revokes any proxies heretofore given. PLEASE SIGN AND DATE ON THE REVERSE SIDE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE (Continued, and to be marked, dated and signed, on the other side) PROXY CARD FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held June 5, 2014. The Proxy Statement and our 2013 Annual Report to Stockholders are available at http://www.cstproxy.com/sfxii/2014 SEE REVERSE SIDE